Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED TERM LOAN AGREEMENT

DATED AS OF APRIL 19, 2017

by and among

CORESITE, L.P., AS BORROWER,

ROYAL BANK OF CANADA,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT,

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

AND

ROYAL BANK OF CANADA, AS ADMINISTRATIVE AGENT,

WITH

REGIONS BANK, AS SYNDICATION AGENT

RBC CAPITAL MARKETS,* REGIONS CAPITAL MARKETS,

TD SECURITIES (USA) LLC AND WELLS FARGO SECURITIES, LLC,
AS JOINT LEAD ARRANGERS AND JOINT BOOK MANAGERS

*  RBC Capital Markets is the global brand name for the corporate and investment banking business of Royal Bank of Canada and its affiliates.

§ 5.3	Additional Subsidiary Guarantors	42
§ 5.4	Release of Certain Subsidiary Guarantors	42

SECTION 6 REPRESENTATIONS AND WARRANTIES		43

§ 6.1	Corporate Authority, Etc.	43
§ 6.2	Governmental Approvals	44
§ 6.3	Title to Eligible Real Estate Assets	44
§ 6.4	Financial Statements	44
§ 6.5	No Material Changes	44
§ 6.6	Franchises, Patents, Copyrights, Etc.	44
§ 6.7	Litigation	45
§ 6.8	No Material Adverse Contracts, Etc.	45
§ 6.9	Compliance with Other Instruments, Laws, Etc.	45
§ 6.10	Tax Status	45
§ 6.11	No Event of Default	45
§ 6.12	Investment Company Act	45
§ 6.13	Absence of UCC Financing Statements, Etc.	45
§ 6.14	Setoff, Etc.	46
§ 6.15	Certain Transactions	46
§ 6.16	Employee Benefit Plans	46
§ 6.17	Disclosure	46
§ 6.18	Trade Name; Place of Business	46
§ 6.19	Regulations T, U and X	47
§ 6.20	Environmental Compliance	47
§ 6.21	Subsidiaries; Organizational Structure	48
§ 6.22	Leases	48
§ 6.23	Property	49
§ 6.24	Brokers	49
§ 6.25	Other Debt	49
§ 6.26	Solvency	50
§ 6.27	No Bankruptcy Filing	50
§ 6.28	No Fraudulent Intent	50
§ 6.29	Transaction in Best Interests of Loan Parties; Consideration	50
§ 6.30	OFAC	50

SECTION 7 AFFIRMATIVE COVENANTS		50

§ 7.1	Punctual Payment	51
§ 7.2	Maintenance of Office	51
§ 7.3	Records and Accounts	51
§ 7.4	Financial Statements, Certificates and Information	51
§ 7.5	Notices	53
§ 7.6	Existence; Maintenance of Properties	54
§ 7.7	Insurance	54
§ 7.8	Taxes	54
§ 7.9	Inspection of Properties and Books	55
§ 7.10	Compliance with Laws, Contracts, Licenses, and Permits	55
§ 7.11	Further Assurances	55
§ 7.12	Management	55
§ 7.13	Intentionally Omitted	56
§ 7.14	Business Operations	56
§ 7.15	Registered Servicemark	56

§ 7.16	Ownership of Real Estate	56
§ 7.17	Intentionally Omitted	56
§ 7.18	Ownership Restrictions	56
§ 7.19	Plan Assets	56
§ 7.20	Intentionally Omitted	56
§ 7.21	Intentionally Omitted	56
§ 7.22	REIT Covenants	56

SECTION 8 NEGATIVE COVENANTS		57

§ 8.1	Restrictions on Indebtedness	57
§ 8.2	Restrictions on Liens, Etc.	58
§ 8.3	Restrictions on Investments	59
§ 8.4	Merger, Consolidation	60
§ 8.5	Sale and Leaseback	61
§ 8.6	Compliance with Environmental Laws	61
§ 8.7	Distributions	62
§ 8.8	Asset Sales	62
§ 8.9	Intentionally Omitted	62
§ 8.10	Restriction on Prepayment of Indebtedness	62
§ 8.11	Zoning and Contract Changes and Compliance	63
§ 8.12	Derivatives Contracts	63
§ 8.13	Transactions with Affiliates	63
§ 8.14	Management Fees	63

SECTION 9 FINANCIAL COVENANTS		63

§ 9.1	Unencumbered Asset Pool	63
§ 9.2	Consolidated Total Indebtedness to Gross Asset Value	63
§ 9.3	Secured Debt to Gross Asset Value	63
§ 9.4	Secured Recourse Indebtedness to Gross Asset Value	63
§ 9.5	Adjusted Consolidated EBITDA to Consolidated Fixed Charges	64
§ 9.6	Minimum Consolidated Tangible Net Worth	64
§ 9.7	Unhedged Variable Rate Debt	64
§ 9.8	Unencumbered Asset Pool	64

SECTION 10 CLOSING CONDITIONS		64

§ 10.1	Loan Documents	64
§ 10.2	Certified Copies of Organizational Documents	64
§ 10.3	Resolutions	64
§ 10.4	Incumbency Certificate; Authorized Signers	64
§ 10.5	Opinion of Counsel	65
§ 10.6	Payment of Fees	65
§ 10.7	Insurance	65
§ 10.8	Performance; No Default	65
§ 10.9	Representations and Warranties	65
§ 10.10	Proceedings and Documents	65
§ 10.11	Eligible Real Estate Qualification Documents	65
§ 10.12	Compliance Certificate	65
§ 10.13	[Reserved]	65
§ 10.14	Consents	65
§ 10.15	Other	65

SECTION 11 CONDITIONS TO ALL ADVANCES		66

§ 11.1	Prior Conditions Satisfied	66
§ 11.2	Representations True; No Default	66
§ 11.3	Borrowing Documents	66

SECTION 12 EVENTS OF DEFAULT; ACCELERATION; ETC.		66

§ 12.1	Events of Default and Acceleration	66
§ 12.2	Certain Cure Periods; Limitation of Cure Periods	68
§ 12.3	Termination of Commitments	69
§ 12.4	Remedies	69
§ 12.5	Distribution of Collateral Proceeds	69

SECTION 13 SETOFF		70

SECTION 14 THE AGENT		71

§ 14.1	Authorization	71
§ 14.2	Employees and Agents	71
§ 14.3	No Liability	71
§ 14.4	No Representations	71
§ 14.5	Payments	72
§ 14.6	Holders of Notes	72
§ 14.7	Indemnity	72
§ 14.8	The Agent as Lender	73
§ 14.9	Resignation	73
§ 14.10	Duties in the Case of Enforcement	73
§ 14.11	Bankruptcy	74
§ 14.12	Intentionally Omitted	74
§ 14.13	Reliance by Agent	74
§ 14.14	Approvals	74
§ 14.15	Loan Parties Not Beneficiary	74
§ 14.16	Defaulting Lenders	74

SECTION 15 EXPENSES		76

SECTION 16 INDEMNIFICATION		77

SECTION 17 SURVIVAL OF COVENANTS, ETC.		77

SECTION 18 ASSIGNMENT AND PARTICIPATION		78

§ 18.1	Conditions to Assignment by Lenders	78
§ 18.2	Register	78
§ 18.3	New Notes	78
§ 18.4	Participations	79
§ 18.5	Pledge by Lender	79
§ 18.6	No Assignment by Borrower	79
§ 18.7	Disclosure	79
§ 18.8	Titled Agents	80
§ 18.9	Mandatory Assignment	80

v

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF JOINDER AGREEMENT

Exhibit C	FORM OF REQUEST FOR ADVANCE

Exhibit D	FORM OF UNENCUMBERED ASSET POOL CERTIFICATE

Exhibit E	FORM OF COMPLIANCE CERTIFICATE

Exhibit F	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit G	FORM OF CONVERSION/CONTINUATION REQUEST

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 1.3	CLOSING DATE ELIGIBLE REAL ESTATE ASSETS

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20(d)	REQUIRED ENVIRONMENTAL ACTIONS

Schedule 6.21(a)	BORROWER SUBSIDIARIES

Schedule 6.21(b)	UNCONSOLIDATED AFFILIATES OF BORROWER AND ITS SUBSIDIARIES

Schedule 6.22	EXCEPTIONS TO RENT ROLL

Schedule 6.23	PROPERTY AND MANAGEMENT AGREEMENTS

Schedule 6.25	MATERIAL LOAN AGREEMENTS

Schedule 8.8	ASSET SALES

AMENDED AND RESTATED TERM LOAN AGREEMENT

THIS AMENDED AND RESTATED TERM LOAN AGREEMENT is made as of the 19th day of April, 2017, by and among CORESITE, L.P., a Delaware limited partnership (“Borrower”), ROYAL BANK OF CANADA (“RBC”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to § 18, and ROYAL BANK OF CANADA, as Administrative Agent for the Lenders (the “Agent”), with REGIONS BANK as Syndication Agent, and RBC CAPITAL MARKETS, REGIONS CAPITAL MARKETS, TD SECURITIES (USA) LLC and WELLS FARGO SECURITIES, LLC, as Joint Lead Arrangers and Joint Book Managers.

R E C I T A L S

WHEREAS, pursuant to that certain Term Loan Agreement dated as of January 31, 2014 by and among Borrower, certain subsidiaries of Borrower named therein, the Agent and the lenders party thereto, as amended by the First Amendment to Term Loan Agreement dated as of June 25, 2015 and as further amended by the Second Amendment to Term Loan Agreement dated as of June 15, 2016 (as so amended, the “Existing Loan Agreement”), the lenders party thereto agreed to make certain loans to Borrower; and

WHEREAS, Borrower, the Agent and the lenders party to the Existing Loan Agreement desire to amend and restate the Existing Loan Agreement to make certain amendments thereto; and

NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into the operative provisions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the parties hereby agree to amend and restate the Existing Loan Agreement to read in its entirety as herein set forth.

SECTION 1

DEFINITIONS AND RULES OF INTERPRETATION

§ 1.1                     Definitions.  The following terms shall have the meanings set forth in this § l or elsewhere in the provisions of this Agreement referred to below:

“Additional Subsidiary Guarantor”:  Each additional Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to § 5.3.

“Adjusted Consolidated EBITDA”:  On any date of determination, the sum of (a) the Consolidated EBITDA for the prior fiscal quarter most recently ended, multiplied by four (4), less (b) the Capital Reserve.

“Adjusted Net Operating Income”:  On any date of determination, the sum of (a) the Net Operating Income for the prior fiscal quarter most recently ended, multiplied by four (4), less (b) the Capital Reserve.

“Advances”:  Each advance of the Loan as provided herein.

“Affiliate”:  An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing fifty percent (50%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

“Agent”:  Royal Bank of Canada, acting as administrative agent for the Lenders, and its successors and assigns.

“Agent’s Head Office”:  The Agent’s head office located at 20 King Street West, 4th Floor, Toronto, Ontario M5H 1C4, or at such other location as the Agent may designate from time to time by notice to Borrower and the Lenders.

“Agent’s Special Counsel”:  Shearman & Sterling LLP or such other counsel as selected by the Agent.

“Agreement”:  This Amended and Restated Term Loan Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.

“Agreement Regarding Fees”:  Individually and collectively, any fee letter executed and delivered by Borrower to which any Arranger or the Agent is a party.

“Anti-Corruption Laws”:  All laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”:  The Applicable Margin for LIBOR Rate Advances and Base Rate  Advances shall be as set forth below based on the ratio of the Consolidated Total Indebtedness of Borrower to the Gross Asset Value of Borrower:

Pricing Level	Ratio	LIBOR Rate Advances	Base Rate Advances
Pricing Level 1	Less than or equal to 35%	1.50%	0.50%
Pricing Level 2	Greater than 35% but less than or equal to 40%	1.60%	0.60%
Pricing Level 3	Greater than 40% but less than or equal to 45%	1.75%	0.75%
Pricing Level 4	Greater than 45% but less than or equal to 50%	1.90%	0.90%
Pricing Level 5	Greater than 50%	2.10%	1.10%

The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by Borrower to the Agent of the Compliance Certificate at the end of a calendar quarter.  In the event that Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by § 7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for the Advances shall be at Pricing Level 5 until such failure is cured within any applicable cure period, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.  The provisions of this definition shall be subject to § 2.6(f).

“Approved Derivatives Contract”:  A Derivatives Contract between the Borrower and/or any Subsidiary Guarantor, on the one hand, and a Lender or Affiliate of a Lender hereunder.

“Approved Fund”:  Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”:  Collectively, RBC Capital Markets, Regions Capital Markets, TD Securities (USA) LLC and Wells Fargo Securities LLC or any successors thereto.

“Assignment and Acceptance Agreement”:  See § 18.1.

“Authorized Officer”:  Any of the following Persons:  Paul E. Szurek, Jeffrey S. Finnin, Derek S. McCandless and such other Persons as Borrower shall designate in a written notice to the Agent.

“Bail-In Action”:  The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”:  With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Balance Sheet Date”:  December 31, 2016.

“Bankruptcy Code”:  Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

“Base Rate”:  The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) the then applicable LIBOR for a one month Interest Period plus one percent (1.00%), or (c) one half of one percent (0.5%) above the Federal Funds Effective Rate.  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

“Base Rate Advances”:  Advances bearing interest calculated by reference to the Base Rate.

“Breakage Costs”:  The commercially reasonable cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loan bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of  LIBOR Rate Advances to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which Borrower has elected LIBOR Rate Advances.

“Building”:  With respect to each Eligible Real Estate Asset or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

“Business Day”  Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York, and if such day relates to any interest rate settings as to a LIBOR Rate Advance, which is also a LIBOR Business Day.

“Capital Reserve”:  For any period and with respect to any improved Real Estate, an amount equal to $0.25 multiplied by the total square footage of the Buildings in such Real Estate.  If the term Capital Reserve is used without reference to any specific Real Estate, then the amount shall be determined on an aggregate basis with respect to all Real Estate of Borrower and its Subsidiaries and a proportionate share of all Real Estate of all Unconsolidated Affiliates.  The Capital Reserve shall be calculated based on the total square footage of the Buildings owned (or ground leased) at the end of each fiscal quarter, less the square footage of unoccupied space held for development or redevelopment.

“Capitalization Rate”:  Eight and one half percent (8.50%).

“Capitalized Lease”:  A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capitalized Value”:  The Adjusted Net Operating Income for any Stabilized Property divided by the Capitalization Rate.

“Cash Equivalents”:  As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A- or the equivalent thereof by S&P or A3 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000; (iii) commercial paper rated at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AA- or the equivalent thereof by S&P or at least Aa3 or the equivalent thereof by Moody’s.

“CERCLA”:  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.

“Change of Control”:  A Change of Control shall exist upon the occurrence of any of the following:

(a)                                 Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), other than The Carlyle Group, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT or Borrower equal to at least fifty percent (50%);

(b)                                 As of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or Borrower consists of individuals who were not either (i) directors or trustees of REIT or Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT or Borrower of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or Borrower, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above; or

(c)                                  REIT shall fail to be the sole general partner of Borrower, shall fail to own such general partnership interest in Borrower free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of Borrower; or

(d)                                 Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor.

“Closing Date”:  The first date on which all of the conditions set forth in § 10 and § 11 have been satisfied with respect to the Advances to be made pursuant to §2.1(a).

“Code”:  The Internal Revenue Code of 1986, as amended.

“Commitment”:  With respect to each Lender, the amount set forth on Schedule 1.1 as such Lender’s Commitment to make the Loan to Borrower in one or more Advances as provided herein, subject to increase in accordance with § 2.11.

“Commitment Increase”:  An increase in the Total Commitment to not more than ONE HUNDRED MILLION DOLLARS ($100,000,000) more than the Total Commitment as of the Closing Date pursuant to § 2.11.

“Commitment Increase Date”:  See § 2.11(a).

“Commitment Percentage”:  With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement.

“Compliance Certificate”:  See § 7.4(c).

“Consolidated”:  With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA”:  With respect to any period, an amount equal to the EBITDA of Borrower and its Subsidiaries for such period determined on a Consolidated basis.

“Consolidated Fixed Charges”:  For any fiscal quarter, annualized, the sum of (a) Consolidated Interest Expense for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Distributions paid during such period.  Such Person’s Equity Percentage in the Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Fixed Charges.

“Consolidated Interest Expense”:  For any period, without duplication, (a) total Interest Expense of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

“Consolidated Tangible Net Worth”:  The amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.

“Consolidated Total Indebtedness”:  All Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.

“Consolidated Unsecured Debt Yield”:  The quotient (expressed as a percentage) of Adjusted Net Operating Income from the Unencumbered Asset Pool (excluding any Leased Assets) divided by Unsecured Debt.

“Construction In Process”:  Costs incurred for any build-outs, redevelopment, construction, or tenant improvements of a Data Center Property that is not a Development Property.

“Conversion/Continuation Request”:  A notice given by Borrower to the Agent in the form of Exhibit G hereto of its election to convert or continue an Advance in accordance with § 4.1.

“Credit Rating”:  The rating assigned by a Rating Agency to the corporate family of a Person.

“Data Center Property”:  Any asset that operates or is intended to operate, at least in part, as a telecommunications infrastructure building or an information technology infrastructure building.

“Debtor Relief Laws”:  The Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”:  See § 12.1.

“Default Rate”:  See § 4.12.

“Defaulting Lender”:  Subject to § 14.16(b), any Lender that (a) has failed to (i) fund all or any Advance (or portion thereof) within two (2) Business Days of the date such Advance was required to be funded hereunder unless such Lender notifies the Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or Borrower, to confirm in writing to the Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent, in consultation with Borrower, that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to § 14.16(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“Derivatives Contract”:  Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value”:  In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement applicable to such Derivatives Contract(s), (a) for any date on or after the date such Derivatives Contracts have been closed out or terminated and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market quotations or other valuations provided by any recognized dealer in, or the counterparty to, such Derivatives Contract(s) (which, in either case, may include the Agent or any Lender).

“Development Property”:  Real Estate currently under development that has not become a Stabilized Property or on which the improvements related to the development have not been completed, provided that such a Development Property on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenant improvements) for at least eighteen (18) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not become a Stabilized Property, and shall be considered a Stabilized Property for the purposes of the calculation of Gross Asset Value.

“Distribution”:  Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower or a Subsidiary Guarantor, now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Borrower or a Subsidiary Guarantor now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or a Subsidiary Guarantor now or hereafter outstanding.

“Dollars” or “$”:  Dollars in lawful currency of the United States of America.

“Domestic Lending Office”:  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Advances.

“Drawdown Date”:  The date on which any Advance is made or is to be made, and the date on which any Advance which is made prior to the Maturity Date, is converted in accordance with § 4.1.

“EBITDA”:  With respect to a Person for any period (without duplication):  The net income (or loss), excluding the effects of straight lining of rents and acquisition lease accounting,  before (i) interest, income taxes, depreciation, and amortization expense, as reported by such Person and its Subsidiaries on a consolidated basis in accordance with GAAP and (ii) any other non-cash expense to the extent not actually paid as a cash expense (including any expense associated with asset retirement obligation under GAAP).  EBITDA shall exclude extraordinary gains and losses (including but not limited to gains (and loss) on the sale of assets) and distributions to minority owners.  EBITDA attributable to equity interests shall be excluded but EBITDA shall include a Person’s Equity Percentage of net income (or loss) from Unconsolidated Affiliates plus its Equity Percentage of interest, depreciation and amortization expense from Unconsolidated Affiliates.

“EEA Financial Institution”:  (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”:  Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”:  (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by, unless an Event of Default has occurred and is continuing, Borrower (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, (i) neither Borrower nor any affiliate of Borrower or REIT shall be an Eligible Assignee and (ii) no Defaulting Lender or any of its Affiliates shall be an Eligible Assignee.

“Eligible Real Estate”:  Real Estate:

(a)                                 which is (i) wholly-owned (directly or indirectly) in fee, (ii) leased under a ground lease acceptable to the Required Lenders in their reasonable discretion, or (iii) a Leased Asset with a remaining term (including of right tenant extensions) of at least twenty years as of the date hereof and is otherwise acceptable to the Required Lenders in their reasonable discretion, in each instance with such easements, rights-of-way, and other similar appurtenances required for the operation of the fee or leasehold property, by Borrower or a Subsidiary Guarantor;

(b)                                 which is located within the 50 States of the United States or the District of Columbia;

(c)                                  which is improved by an income-producing Data Center Property and designated as a Stabilized Property;

(d)                                 as to which all of the representations set forth in § 6 of this Agreement concerning Eligible Real Estate Assets are true and correct except as would not reasonably be expected to result in a Material Adverse Effect;

(e)                                  as to which the Agent has received all Eligible Real Estate Qualification Documents, or will receive them prior to inclusion of such Real Estate in the Unencumbered Asset Pool; and

(f)                                   [Reserved].

“Eligible Real Estate Asset”:  (i) On the Closing Date, the Existing Unencumbered Assets and (ii) any Real Estate that is included in the Unencumbered Asset Pool from time to time pursuant to Article V of this Agreement.  For purposes of this definition, it is acknowledged and agreed that the Wilshire Property which is a Leased Asset shall be deemed an “Eligible Real Estate Asset”.

“Eligible Real Estate Qualification Documents”:  See Schedule 1.2 attached hereto.

“Employee Benefit Plan”:  Any employee benefit plan within the meaning of § 3(3) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Laws”:  All applicable past (which have current effect), present or future federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, or any legally binding judicial or administrative interpretations thereof, and the legally binding requirements of any governmental agency or authority having jurisdiction with respect thereto, applicable to pollution, the regulation or protection of the environment, the health and safety of persons and property (with respect to exposure to Hazardous Substances) and shall include, but not be limited to, all orders, decrees, judgments and rulings imposed through any public or private enforcement proceedings, relating to the existence, use, discharge, release, containment, transportation, generation, storage, management or disposal of Hazardous Substances.  Environmental Laws presently include, but are not limited to, the following laws:  Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. Section 1801 et seq.), the Public Health Service Act (42 U.S.C. Section 300(f) et seq.), the Pollution Prevention Act (42 U.S.C. Section 13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Clean Water Act (33 U.S.C. Section 1251 et seq.), The Federal Clean Air Act (42 U.S.C. Section 7401 et seq.), and the applicable laws and regulations of the State in which the Property is located.

“Equity Interests”:  With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Offering”:  The issuance and sale after January 3, 2013 by Borrower or any of its Subsidiaries or REIT of any equity securities of such Person.

“Equity Percentage”:  The aggregate ownership percentage of Loan Parties or their respective Subsidiaries in each Unconsolidated Affiliate.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

“ERISA Affiliate”:  Any Person which is treated as a single employer with Borrower or its Subsidiaries under Section 414 of the Code.

“ERISA Reportable Event”:  A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

“EU Bail-In Legislation Schedule”:  The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”:  See § 12.1.

“Existing Commitment Percentage”:  As of the Closing Date with respect to any Lender, the “Commitment Percentage” of such Lender as defined in the Existing Loan Agreement.

“Existing Credit Agreement”:  That certain Third Amended and Restated Credit Agreement dated as of June 24, 2015 by and among CoreSite, L.P., as parent borrower, CoreSite Real Estate 70 Innerbelt, L.L.C., CoreSite Real Estate 900 N. Alameda, L.L.C., CoreSite Real Estate 2901 Coronado, L.L.C., CoreSite Real Estate 1656 McCarthy, L.L.C., CoreSite Real Estate 427 S. LaSalle, L.L.C., CoreSite Real Estate 2972

Stender, L.P., CoreSite Real Estate 12100 Sunrise Valley Drive L.L.C., CoreSite Real Estate 2115 NW 22nd, Street, L.L.C., CoreSite One Wilshire, L.L.C. and Coresite Real Estate 55 S. Market Street, L.L.C. as subsidiary borrowers, Keybank National Association, as agent, and the lenders named therein, as amended, restated, extended, supplemented and otherwise modified from time to time and as refinanced and replaced from time to time, to the extent such refinancing or replacement is designated by Borrower in writing to the Agent as a refinancing or replacement of the Existing Credit Agreement.

“Existing Loan Agreement”:  See recitals hereto.

“Existing Unencumbered Assets”:  The Eligible Real Estate set forth on Schedule 1.3.

“Facility Assigned Rights and Obligations”:  See §2.10.

“Facility Availability”:  From time to time, the lesser of (a) the Total Commitment, or (b) the Unencumbered Asset Pool Availability.

“Facility Purchasing Lender”:  See §2.10.

“Facility Selling Lender”:  See §2.10.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the foregoing.

“Federal Funds Effective Rate”:  For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Fitch”:  Fitch Ratings, Inc.

“Fund”:  Any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds from Operations”:  With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with NAREIT guidelines, excluding losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis.

“GAAP”:  Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied.

“Governmental Authority”:  The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Asset Value”:  On a consolidated basis for Borrower and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):

(i)                                     the Capitalized Value of any Stabilized Properties (other than the Leased Assets) owned by Borrower or any of its Subsidiaries; plus

(ii)                                  for the Leased Assets, the Adjusted Net Operating Income of the Leased Assets multiplied by eight (8);

(iii)                               the book value determined in accordance with GAAP of all Development Properties and Construction In Process with respect to Real Estate owned or leased by Borrower or any of its Subsidiaries; plus

(iv)                              the aggregate amount of:  (x) all Unrestricted Cash and Cash Equivalents of Borrower and its Subsidiaries and (y) Specified Restricted Cash and Cash Equivalents of Borrower and its Subsidiaries, as of the date of determination; plus

(v)                                 the book value determined in accordance with GAAP of Land Assets of Borrower and its Subsidiaries.

Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination.  In Borrower’s discretion, any Development Property which becomes a Stabilized Property and all newly acquired properties may be valued at GAAP book value for up to ninety (90) days, with such properties thereafter being included in the calculation of Gross Asset Value in accordance with subsections (i)–(iv) above.  All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations.  Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Data Center Property.  Gross Asset Value will be adjusted to include an amount equal to Borrower’s or any of its Subsidiaries’ pro rata share (based upon such Person’s Equity Percentage in such Unconsolidated Affiliate) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate.

“Guaranteed Pension Plan”:  Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Guarantors”:  Collectively, REIT and the Subsidiary Guarantors.

“Guaranty”:  That certain Amended and Restated Guaranty dated as of the date hereof executed by the Guarantors in favor of the Agent and the Lenders.

“Hazardous Substances”:  Mean and include (i) asbestos, flammable materials, explosives, radioactive substances, polychlorinated biphenyls, other carcinogens, oil and other petroleum products, radon gas, urea formaldehyde; (ii) chemicals, gases, solvents, pollutants or contaminants that could be a detriment or pose a danger to the environment or to the health or safety of any person; and (iii) any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, by-laws, rules, regulations, codes or ordinances or any legally binding judicial or administrative interpretation thereof in concentrations which violate Environmental Laws.

“Increase Notice”:  See § 2.11(a).

“Indebtedness”:  With respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests) (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount not in excess of the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability, and except for completion guaranties, until in any case a claim is made and an action is commenced with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person.  “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to ASC 805, as codified by the Financial Accounting Standards Board in June of 2009, and shall be adjusted to remove (a) the impact from Asset Retirement Obligations pursuant to ASC 410, as codified by the Financial Accounting Standards Board in June of 2009, and (b) any potential impact from the exposure draft issued by the Financial Accounting Standards Board in August of 2010 related to Leases (Topic 840).

“Information”:  See § 18.7

“Interest Expense”:  For any period with respect to Borrower and its Subsidiaries, without duplication, (a) interest (whether accrued or paid) actually payable (without duplication), excluding non-cash interest expense but including capitalized interest not funded under a construction loan, together with the interest portion of payments actually payable on Capitalized Leases, plus (b) Borrower’s and its Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period.

“Interest Payment Date”:  As to each Base Rate Advance, the fifth (5th) day of each calendar month and as to each LIBOR Rate Advance, the last day of the Interest Period with respect thereto.

“Interest Period”:  With respect to each LIBOR Rate Advance (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Advance and ending one, two, three or six months thereafter (subject to availability from each Lender), and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Advance and ending on the last day of one of the periods set forth above, as selected by Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period with respect to a LIBOR Rate Advance would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London, England;

(ii)                                  if Borrower shall fail to give notice as provided in § 4.1, Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Advance as a LIBOR Rate Advance on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of § 4.1(c);

(iii)                               any Interest Period pertaining to a LIBOR Rate Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv)                              no Interest Period relating to any LIBOR Rate Advance shall extend beyond the Maturity Date.

“Investment Grade Rating”:  A Credit Rating of BBB-/Baa3/BBB- (or the equivalent) or higher from a Rating Agency.

“Investments”:  With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

“Joinder Agreement”:  The Joinder Agreement with respect to this Agreement and the Notes to be executed and delivered pursuant to § 5.3 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit C hereto.

“Land Assets”:  Land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

“Leased Assets”:  Real Estate (or a portion thereof) leased by Borrower or a Subsidiary under a lease which does not constitute a ground lease.

“Leased Asset NOI Amount”:  The Adjusted Net Operating Income of each Leased Asset in the Unencumbered Asset Pool multiplied by four (4).

“Leased Rate”:  With respect to Real Estate at any time, the ratio, expressed as a percentage, of (a) the Net Rentable Area of such Real Estate actually leased by tenants that are not affiliated with Borrower and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no default has occurred and has continued unremedied for thirty (30) or more days to (b) the aggregate Net Rentable Area of such Real Estate.

“Leases”:  Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

“Legal Requirements”:  All applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

“Lender Offer Notice”:  See § 18.9.

“Lenders”:  RBC, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to § 18 (but not including any participant as described in § 18).

“Letter of Credit Liabilities”:  As defined in the Existing Credit Agreement.

“LIBOR”:  For any LIBOR Rate Advance for any Interest Period, the rate published on Reuters LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time), two LIBOR Business Days prior to the commencement of such Interest Period, with a term equivalent to such Interest Period or if such published rate is not available at such time for any reason, then LIBOR for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Advance or Advances being made, continued or converted by RBC and with a term equivalent to such Interest Period would be offered by RBC’s London Branch to major banks in the London interbank LIBOR market at their request at approximately 11:00 a.m. (London time), two LIBOR Business Days prior to the commencement of such Interest Period.  For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Advances shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

“LIBOR Business Day”:  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

“LIBOR Lending Office”:  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Advances.

“LIBOR Rate Advances”:  All Advances bearing interest at a rate based on LIBOR.

“Lien”:  See § 8.2.

“Loan Documents”:  This Agreement, the Notes, the Guaranty, and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of Loan Parties in connection with the Loan (excluding, for the avoidance of doubt, any Derivatives Contract).

“Loan Parties”:  Collectively, Borrower and the Subsidiary Guarantors, and individually any of them.

“Loan Request”:  See § 2.7.

“Loan”:  The loan to be made by the Lenders hereunder comprised of the Advances.  The Loan shall be made in Dollars.

“Management Agreements”:  Written agreements providing for the management of the Eligible Real Estate Assets or any of them.

“Material Adverse Effect”:  A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of Borrower and its Subsidiaries considered as a whole; (b) the ability of Borrower or any Subsidiary Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the material rights or remedies of the Agent or the Lenders thereunder.

“Maturity Date”:  April 19, 2022 or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.

“Moody’s”:  Moody’s Investor Service, Inc.

“Multiemployer Plan”:  Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate.

“Net Income (or Loss)”:  With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

“Net Offering Proceeds”:  The gross cash proceeds received by Borrower or any of its Subsidiaries or REIT as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by Borrower or such Subsidiary or REIT in connection therewith.

“Net Operating Income”:  For any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area reimbursements and other income for such Real Estate for such period received in the ordinary course of business from tenants in occupancy (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (excluding general overhead expenses of Borrower and its Subsidiaries and any asset management fees), minus

(c)  management expenses of such Real Estate equal to three percent (3.0%) of the gross revenues from such Real Estate, minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants in default of obligations under their lease or with respect to leases as to which the tenant or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief  proceeding unless such tenant has expressly assumed its obligations under the applicable lease in such proceeding.

“Net Rentable Area”:  With respect to any Real Estate, the “Net Rentable Operating Square Footage” as defined in REIT’s most recent Form 10-K.

“Non-Consenting Lender”:  See § 18.9.

“Non-Excluded Taxes”:  See § 4.4(b).

“Non-Recourse Exclusions”:  With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Estate securing such Non-Recourse Indebtedness, or (iii) arise from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), or (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

“Non-Recourse Indebtedness”:  Indebtedness of Borrower, its Subsidiaries or an Unconsolidated Affiliate which is secured by one or more parcels of Real Estate (other than an Eligible Real Estate Asset) or interests therein or equipment and which is not a general obligation of Borrower or such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of Borrower or its Subsidiaries or an Unconsolidated Affiliate for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the amount of any Non-Recourse Exclusions which are the subject of a claim and action shall not be included in the Non-Recourse Indebtedness but shall constitute recourse Indebtedness.  Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Borrower that is not a Subsidiary Guarantor or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of any Loan Party and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).

“Note”:  A promissory note made by Borrower in favor of a Lender evidencing the Advances made by such Lender, substantially in the form of Exhibit A hereto.

“Notice”:  See § 19.

“Obligations”:  The term “Obligations” shall mean and include:

A.                                    The payment of the principal sum, interest at variable rates, charges and indebtedness evidenced by the Notes including any extensions, renewals, replacements, increases, modifications and amendments thereof, in the original aggregate amount of up to TWO HUNDRED MILLION DOLLARS ($200,000,000) given by Borrower to the order of the respective Lenders, as such amount may be increased in accordance with the provisions of § 2.11 hereof;

B.                                    The payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by Borrower under and pursuant to this Agreement or the other Loan Documents;

C.                                    The payment of all costs, expenses, legal fees and liabilities incurred by the Agent and the Lenders in connection with the enforcement of any of the Agent’s or any Lender’s rights or remedies under this Agreement or the other Loan Documents, or any other instrument, agreement or document which evidences any other obligations therefor, whether now in effect or hereafter executed;

D.                                    The payment, performance, discharge and satisfaction of all other liabilities and obligations of any Loan Party to the Agent or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation express or implied upon the generality of the foregoing, each liability and obligation of any Loan Party under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Agreement or any other Loan Document or executed in connection with the transactions contemplated by this Agreement or any other Loan Document; and

E.                                     Any Approved Derivatives Contract.

“OFAC”:  Office of Foreign Assets Control of the Department of the Treasury of the United States of America.

“Off-Balance Sheet Obligations”:  Liabilities and obligations of Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which Borrower is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefore having jurisdiction over Borrower).  As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 C.F.R. pts. 228, 229 and 249).

“Outstanding”:  With respect to the Advances, the aggregate unpaid principal thereof as of any date of determination.

“Borrower”:  As defined in the preamble hereto.

“Patriot Act”:  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“PBGC”:  The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

“Permitted Liens”:  Liens, security interests and other encumbrances permitted by § 8.2.

“Person”:  Any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other legal entity, and any government or any governmental agency or political subdivision thereof.

“Plan Assets”:  Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

“Potential Unencumbered Asset”:  Any property of Borrower or a Subsidiary Guarantor which is not at the time included in the Unencumbered Asset Pool and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate in accordance with § 5.1.

“Preferred Distributions”:  For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by Borrower or any of its Subsidiaries or REIT.  Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; or (b) paid or payable to Borrower or any of its Subsidiaries.

“Preferred Securities”:  With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

“Pricing Level”:  Such term shall have the meaning established within the definition of Applicable Margin.

“Proposed Modification”:  See § 27.

“RBC”:  As defined in the preamble hereto.

“Rating Agency”:  Each of (i) S&P, (ii) Moody’s, or (iii) Fitch, together with their respective successors; provided that if Borrower utilizes a Credit Rating by Fitch for purposes of determining an Investment Grade Rating as set forth in this Agreement, Borrower must also obtain an Investment Grade Rating from either S&P or Moody’s for purposes of determining such Investment Grade Rating.

“Real Estate”:  All real property at any time owned or leased (as lessee or sublessee) by Borrower or any of its Subsidiaries, including, without limitation, the Eligible Real Estate Assets.

“Register”:  See § 18.2.

“REIT”:  CoreSite Realty Corporation, a Maryland corporation, general partner of Borrower and guarantor of the Obligations pursuant to the Guaranty.

“REIT Status”:  With respect to a Person, its status as a real estate investment trust as defined in Section 856(a) of the Code.

“Release”:  See § 6.20(c)(iii).

“Rent Roll”:  A report prepared by Loan Parties showing for each Eligible Real Estate Asset owned or leased by Loan Parties, its occupancy, tenants, lease expiration dates, lease rent and other information in substantially the form presented to the Agent on or prior to the date hereof.

“Replacement Lender”:  See § 18.9.

“Required Lenders”:  As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty six and 7/10 percent (66.7%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

“Reserve Percentage”:  For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over the Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

“Revolver Facility Availability”:  The “Facility Availability” as defined in the Existing Credit Agreement.

“Revolver Loans”:  The “Loans” as defined in the Existing Credit Agreement.

“Revolver Provisions”:  See § 27.

“Revolver Unencumbered Asset Pool”:  The “Unencumbered Asset Pool” as defined in the Existing Credit Agreement.

“Sanctioned Entity”:  Means (a) an agency, political subdivision, or instrumentality of the government of, (b) an organization directly or indirectly controlled by or (c) a Person or group resident in, in each case, a country that is itself subject to Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”:  A Person or group named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time or any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or any EU member state.

“Sanctions”:  Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC”:  The federal Securities and Exchange Commission.

“Secured Debt”:  With respect to Borrower or any of its Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien.

“Secured Recourse Indebtedness”:  As of any date of determination, any secured Indebtedness which is recourse to Borrower or any of its Subsidiaries.  Secured Recourse Indebtedness shall not include Non-Recourse Indebtedness.

“Senior Notes”:  Borrower’s $150,000,000 aggregate principal amount of 4.19% Senior Notes due 2023 and Borrower’s $175,000,000 aggregate principal amount of 3.91% Senior Notes due 2024, each guaranteed on a senior unsecured basis by REIT and the Subsidiary Guarantors.  For the avoidance of doubt, the Senior Notes shall rank pari passu with the Obligations under this Agreement so long as all remain unsecured indebtedness.

“S&P”:  Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial, Inc.

“Specified Restricted Cash and Cash Equivalents”:  As of any date of determination, the sum of (a) the aggregate amount of cash and (b) the aggregate amount of Cash Equivalents (valued at fair market value), where the specified asset is subject to an escrow, reserve, Lien or claim in favor of a Person solely with respect to, and associated with, Indebtedness not prohibited hereunder.

“Stabilized Property”:  A completed project that has achieved a Leased Rate of at least seventy-five percent (75%), provided that a Development Property on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenant improvements) for at least eighteen (18) months shall constitute a Stabilized Property.  Additionally, any Development Property which has a Capitalized Value exceeding or equal to its undepreciated GAAP book value shall constitute a Stabilized Property.  Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

“State”:  A state of the United States of America and the District of Columbia.

“Subsidiary”:  For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Subsidiary Guarantor Unencumbered Assets”:  See § 5.1(a).

“Subsidiary Guarantors”:  Subject to § 5.3 and § 5.4 hereof, CoreSite Real Estate 70 Innerbelt, L.L.C., a Delaware limited liability company, CoreSite Real Estate 900 N. Alameda, L.P., a Delaware limited partnership, CoreSite Real Estate 2901 Coronado, L.P., a Delaware limited partnership, CoreSite Real Estate 1656 McCarthy, L.P., a Delaware limited partnership, CoreSite Real Estate 427 S. LaSalle, L.L.C., a Delaware limited liability company, CoreSite Real Estate 2972 Stender, L.P., a Delaware limited partnership, CoreSite Real Estate 12100 Sunrise Valley Drive L.L.C., a Delaware limited liability company, CoreSite Real Estate 2115 NW 22nd Street, L.L.C., a Delaware limited liability company, CoreSite One Wilshire, L.L.C., a Delaware limited liability company, CoreSite Real Estate 55 S. Market Street, L.L.C., a Delaware limited liability company.

“Survey”:  An instrument survey of each parcel of Eligible Real Estate Asset prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall show that all buildings and structures are within the lot lines of the Eligible Real Estate Asset and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be Permitted Liens or otherwise acceptable to the Agent in its reasonable discretion), and shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets.

“Taxes”:  Any present or future taxes, levies, imposts, duties, charges, fees, or similar deductions or withholdings that are imposed by any Governmental Authority.

“The Carlyle Group”:  Collectively, Carlyle Realty Partners III, L.P., Carlyle Realty Partners IV, L.P. and Carlyle Realty Partners V, L.P., and each of their respective Affiliates (other than their respective portfolio companies).

“Titled Agents”:  The Arrangers and the Syndication Agent.

“Title Insurance Company”:  Any nationally-recognized title insurance company or companies selected by Borrower or any other title insurance company or companies selected by Borrower and reasonably approved by the Agent.

“Title Policy”:  An ALTA standard form owner’s title insurance policy (or, if such form is not available, an equivalent form of owner’s title insurance policy), or a title report as of a recent date, in each case, issued by a Title Insurance Company showing that the applicable Loan Party holds marketable fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to Permitted Liens and any other encumbrances acceptable to the Agent in its reasonable discretion.

“Total Commitment”:  The sum of the Commitments of the Lenders, as in effect from time to time as set forth on Schedule 1.1.  The Total Commitment may increase in accordance with § 2.11.

“Transferred Interest”:  See § 18.9.

“Type”:  As to any Advance, its nature as a Base Rate Advance or a LIBOR Rate Advance.

“Unconsolidated Affiliate”:  In respect of any Person, any other Person in whom such Person holds an Investment, (a) whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

“Unconsolidated Subsidiary”:  In respect of any Person, any other Person in whom such Person holds an Investment, whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.

“Unencumbered Asset Pool”:  All of the Eligible Real Estate Assets.

“Unencumbered Asset Pool Availability”:  The Unencumbered Asset Pool Availability shall be the amount which is the least of (a) the maximum principal amount which would not cause the Unsecured Debt to be greater than the Unencumbered Asset Pool Value, and (b) the aggregate of (i) the maximum principal amount which would not cause the Consolidated Unsecured Debt Yield to be less than fourteen percent (14%), plus (ii) the Leased Asset NOI Amount; provided further that the Unencumbered Asset Pool Availability resulting from Eligible Real Estate Assets which are ground leases and/or Leased Assets shall not at any time exceed thirty percent (30%) of the Unencumbered Asset Pool Availability.

“Unencumbered Asset Pool Value”:  The aggregate of (a) .60 multiplied by the Capitalized Value of the Unencumbered Asset Pool (excluding the Leased Assets), plus (b) the Leased Asset NOI Amount.

“Unhedged Variable Rate Debt”:  Any Indebtedness with respect to which the interest is not fixed (or hedged to a fixed rate) or capped for the entire term of such Indebtedness to maturity.

“Unrestricted Cash and Cash Equivalents”:  As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value).  As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or claims of any kind in favor of any Person.

“Unsecured Debt”:  Indebtedness of REIT, Borrower, the Subsidiary Guarantors or any of their respective Subsidiaries outstanding at any time which is not Secured Debt, including, without limitation, the Revolver Loans and the Senior Notes.

“Wholly Owned Subsidiary”:  As to Borrower, any Subsidiary of Borrower that is directly or indirectly owned 100% by Borrower.

“Wilshire Property”:  The premises leased by CoreSite One Wilshire, L.L.C. (f/k/a CRG West One Wilshire, L.L.C.) in the building located at 624 S. Grand Avenue, Los Angeles, California pursuant to that certain lease dated August 1, 2007 entered into between CRG West One Wilshire, L.L.C. as tenant and Hines Reit One Wilshire LP as landlord and its permitted successors and assigns.

“Write-Down and Conversion Powers”:  With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule.

§ 1.2                     Rules of Interpretation.

(a)                                 A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)                                 The singular includes the plural and the plural includes the singular.

(c)                                  A reference to any law includes any amendment or modification of such law.

(d)                                 A reference to any Person includes its permitted successors and permitted assigns.

(e)                                  Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)                                   The words “include”, “includes” and “including” are not limiting.

(g)                                  The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)                                 All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)                                     Reference to a particular “§”, refers to that § of this Agreement unless otherwise indicated.

(j)                                    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular Section or subdivision of this Agreement.

(k)                                 In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to § 7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or the Agent, Borrower, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of Borrower as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment.  Until such time as such amendment shall have been executed and delivered by Borrower, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

SECTION 2

MAKING OF THE LOAN

§ 2.1                     The Loan.  (a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date each Lender severally and not jointly agrees to make a single Advance to Borrower in an amount equal to its Commitment Percentage of the Loan.

(b)                                 [Intentionally Omitted].

§ 2.2                     [Intentionally Omitted].

§ 2.3                     [Intentionally Omitted].

§ 2.4                     [Intentionally Omitted].

§ 2.5                     [Intentionally Omitted].

§ 2.6                     Interest.

(a)                                 Each Base Rate Advance shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Advance is repaid or converted to a LIBOR Rate Advance at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Advances.

(b)                                 Each LIBOR Rate Advance shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for LIBOR Rate Advances.

(c)                                  Borrower promises to pay interest on each Advance in arrears on each applicable Interest Payment Date with respect thereto.

(d)                                 Base Rate Advances and LIBOR Rate Advances may be converted to Advances of the other Type as provided in § 4.1.

(e)                                  [Intentionally Omitted].

(f)                                   If, as a result of any restatement of or other adjustment to the financial statements of Borrower (excluding any restatements or adjustments resulting from a change in GAAP or other accounting methodology, legislation or standards) or other miscalculation verified by both Borrower and the Lenders, acting reasonably and in good faith, Borrower or the Lenders determine that (i) the Consolidated Total Indebtedness to Gross Asset Value as calculated as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Indebtedness to Gross Asset Value would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  Borrower’s obligations under this paragraph shall survive until the termination of the aggregate Commitments and the repayment of all other Obligations hereunder.

§ 2.7                     Requests for Advance.  Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit C hereto (or telephonic notice confirmed in writing in the form of Exhibit C hereto) of each Advance requested hereunder (a “Loan Request”) by 1:00 p.m. (Eastern time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Advances and with respect to LIBOR Rate Advances (a) in the case of the Advances to be made on the Closing Date, two (2) Business Days prior to the Closing Date and (b) in the case of any other LIBOR Rate Advances, three (3) Business Days prior to the proposed Drawdown Date, unless the timing of such notice is waived or reduced by the Agent in its sole discretion.  Each such notice shall specify with respect to the requested Advance the proposed principal amount of such Advance, the Type of Advance, the initial Interest Period (if applicable) for such Advance and the Drawdown Date.  Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof.  Each Loan Request shall be irrevocable and binding on Borrower and shall obligate Borrower to accept the Advance requested from the Lenders on the proposed Drawdown Date.  Nothing herein shall prevent Borrower from seeking recourse against any Lender that fails to advance its proportionate share of a requested Advance as required by this Agreement.  Each Loan Request shall be, subject to § 2.1(b), (a) for Base Rate Advances in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; or (b) for LIBOR Rate Advances in a minimum aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof; provided, however, that there shall be no more than ten (10) LIBOR Rate Advances outstanding at any one time.

§ 2.8                     Funds for Advances.

(a)                                 Not later than 3:00 p.m. (Eastern time) on the proposed Drawdown Date of any Advance, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Advance which may be disbursed pursuant to § 2.1.  Upon receipt from each such Lender of such amount, and upon receipt of the documents required by § 10 and § 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to Borrower the aggregate amount of such Advance made available to the Agent by the Lenders by crediting such amount to the account of Borrower maintained at the Agent’s Head Office.  The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Advance shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Advance, including any additional Advance that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.  In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders so failing or refusing to make available to Borrower the amount of its or their Commitment Percentage for such Advances as provided in § 12.5.

(b)                                 Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to the Agent such Lender’s Commitment Percentage of a proposed Advance, the Agent may in its discretion assume that such Lender has made such Advance available to the Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such portion of the applicable Advance available to Borrower, and such Lender shall be liable to the Agent for the amount of such portion of the applicable Advance.  If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Lender or Borrower (without duplication), as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from Borrower at the applicable rate for such Advance or (ii) from a Lender at the Federal Funds Effective Rate.

§ 2.9                     Use of Proceeds.  Borrower will use the proceeds of the Loan solely for working capital and other general corporate purposes, including real estate acquisitions, development, redevelopment, capital expenditures and repayment of Indebtedness.

§ 2.10              Reallocation of Lender Commitment Percentages; No Novation.  On the Closing Date, the Advances made under the Existing Loan Agreement shall be deemed to have been made under this Agreement, without the execution by the Borrower or the Lenders of any other documentation, and all such Advances currently outstanding shall be deemed to have been simultaneously reallocated among the Lenders as follows:

(a)                                 On the Closing Date, each Lender that will have a greater Commitment Percentage of the Facility upon the Closing Date than its Existing Commitment Percentage immediately prior to the Closing Date (each, a “Facility Purchasing Lender”), without executing an Assignment and Acceptance Agreement, shall be deemed to have purchased assignments pro rata from each Lender that will have a smaller Commitment Percentage of the Facility upon the Closing Date than its Existing Commitment Percentage immediately prior to the Closing Date (each, a “Facility Selling Lender”) in all such Facility Selling Lender’s rights and obligations under this Agreement and the other Loan Documents as a Lender (collectively, the “Facility Assigned Rights and Obligations”) so that, after giving effect to such assignments, each Lender shall have its respective Commitment Percentage as set forth in Schedule 1.1 hereto and a corresponding Commitment Percentage of all Advances then outstanding under the Facility.  Each such purchase hereunder shall be at par for a purchase price equal to the principal amount of the loans and without recourse, representation or warranty, except that each Facility Selling Lender shall be deemed to represent and warrant to each Facility Purchasing Lender that the Facility Assigned Rights and Obligations of such Facility Selling Lender are not subject to any Liens created by that Facility Selling Lender.  For the avoidance of doubt, in no event shall the aggregate amount of each Lender’s Advances outstanding at any time exceed its Commitment Percentage as set forth in Schedule 1.1 hereto

(b)                                 Each Lender hereunder hereby waives any loss, cost or expense incurred by it as a result of the reallocations set forth in § 2.10(a) above in respect of LIBOR Rate Advances to the extent such reallocations take place on a day other than the last day of the Interest Period for such LIBOR Rate Advances.

(c)                                  The Agent shall calculate the net amount to be paid or received by each Lender in connection with the assignments effected hereunder on the Closing Date.  Each Lender required to make a payment pursuant to this § 2.10 shall make the net amount of its required payment available to the Agent, in same day funds, at the office of the Agent not later than 12:00 P.M. (Eastern time) on the Closing Date.  The Agent shall distribute on the Closing Date the proceeds of such amounts to the Lenders entitled to receive payments pursuant to this § 2.10, pro rata in proportion to the amount each such Lender is entitled to receive at the primary address set forth on its signature page hereto or at such other address as such Lender may request in writing to the Agent.

(d)                                 Nothing in this Agreement shall be construed as a discharge, extinguishment or novation of the Obligations of the Loan Parties outstanding under the Existing Loan Agreement or any instruments securing the same, which Obligations shall remain outstanding under this Agreement after the date hereof as “Advances” except as expressly modified hereby or by instruments executed concurrently with this Agreement.

§ 2.11              Increase in Total Commitment.

(a)                                 Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this § 2.11, Borrower shall have the option at any time and from time to time before the date that is thirty (30) days prior to the Maturity Date to request an increase in the Total Commitment to not more than ONE HUNDRED MILLION DOLLARS ($100,000,000) more than the Total Commitment as of the Closing Date by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $25,000,000 and incremental amounts of $5,000,000 in excess thereof.  Upon receipt of any Increase Notice, the Agent shall consult with Arrangers and shall notify Borrower of the amount of upfront fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to the Agent or Arrangers pursuant to the Agreement Regarding Fees).  If Borrower agrees to pay the upfront fees so determined, then the Agent, Arrangers or Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to the Agent, Arrangers and Borrower) to become Lenders and provide additional Commitments and/or one or more existing Lenders to increase their Commitments in an aggregate amount consistent with the Increase Notice.  The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”).  In no event shall any Lender be obligated to provide an additional Commitment.  Any Commitment Increase and the additional Advance in respect of such Commitment Increase (which Advance shall be in such principal amount as shall cause the outstanding Advances of each Lender to be held consistent with its Commitment Percentage after giving effect to the Commitment Increase) to be made by each Lender increasing its Commitment or issuing a new Commitment shall be evidenced by a supplement to this Agreement executed by the Agent, Borrower and any Lender increasing its Commitment or issuing a new Commitment, which supplement may include such amendments to this Agreement as the Agent deems reasonably necessary or appropriate to implement the transactions contemplated by this § 2.11.

(b)                                 On the Commitment Increase Date, the Advances then outstanding and such additional Advance shall be combined so that all Lenders (including any Lender issuing a new Commitment) hold pro rata amounts of the Loan (including such additional Advance) of each Type and Interest Period in their respective Commitment Percentages as determined after giving effect to such additional Advance.

(c)                                  Upon the effective date of each increase in the Total Commitment pursuant to this § 2.11 the Agent may unilaterally revise Schedule 1.1 and Borrower shall, if requested by such Lender, execute and deliver to the Agent new Notes for each Lender whose Commitment has changed (or any Lender issuing a new Commitment that has requested a Note) so that the principal amount of such Lender’s Note shall equal its Commitment.  The Agent shall deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be surrendered by such Lenders.  Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Notes.

(d)                                 Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this § 2.11 shall be conditioned upon satisfaction or waiver of the following conditions precedent which must be satisfied or waived prior to the effectiveness of any increase of the Total Commitment:

(i)                                     Payment of Activation Fee.  Borrower shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arrangers such upfront fees as the Lenders who are providing an additional Commitment may require to increase the aggregate Total Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances.  The Arrangers shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and

(ii)                                  No Default.  On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii)                               Representations True.  The representations and warranties made by Loan Parties in the Loan Documents or otherwise made by or on behalf of Loan Parties in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased; and

(iv)                              Additional Documents and Expenses.  Loan Parties shall execute and deliver to the Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase, and Borrower shall pay the cost of any updated UCC searches and any and all intangible taxes or other taxes, assessments or charges or any similar fees, taxes or expenses which are demanded in connection with such increase.

SECTION 3

REPAYMENT OF THE ADVANCES

§ 3.1                     Stated Maturity.  Borrower promises to pay on the Maturity Date the full amount of the Loan outstanding on such date and all of the Advances outstanding on such date shall become absolutely due and payable on the Maturity Date, together with any and all accrued and unpaid interest thereon.

§ 3.2                     Mandatory Prepayments.  If at any time the outstanding principal balance of the Revolver Loans, the Loan, the Letter of Credit Liabilities and all other Unsecured Debt exceeds the Unencumbered Asset Pool Availability (including, without limitation, as a result of the termination of any ground lease or any lease of a Leased Asset related to an Eligible Real Estate Asset), then Borrower shall, within ten (10) Business Days after the receipt of notice from the Agent of such occurrence, pay the amount of such excess as a payment of principal to the holder or holders of any Unsecured Debt, together with any additional amounts required to be paid to such holder or holders in connection with such principal payments of Indebtedness.

§ 3.3                     Optional Prepayments.

(a)                                 Borrower shall have the right, at its election, to prepay the outstanding amount of the Loan, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Advances pursuant to this § 3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to § 4.8.

(b)                                 Borrower shall give the Agent, no later than 10:00 a.m. (Eastern time) at least three (3) days prior written notice of any prepayment pursuant to this § 3.3, in each case specifying the proposed date of prepayment of the Loan or portion thereof and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent) and (ii) any such notice may be conditioned upon the consummation of a transaction.

§ 3.4                     Partial Prepayments.  Each partial prepayment of the Loan or portion thereof under § 3.3 shall be in a minimum principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment.  Each partial payment under § 3.2 and § 3.3 shall be applied first to the principal of Base Rate Advances, and then to the principal of LIBOR Rate Advances.

§ 3.5                     Effect of Prepayments.  Amounts of the Loan prepaid under § 3.2 and § 3.3 prior to the Maturity Date may not be reborrowed.

SECTION 4

CERTAIN GENERAL PROVISIONS

§ 4.1                     Conversion Options.

(a)                                 Borrower may by notice to the Agent in the form of Exhibit G hereto elect from time to time to convert any of the outstanding Advances to Advances of another Type and such Advances shall thereafter bear interest as a Base Rate Advance or a LIBOR Rate Advance, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Advance to a Base Rate Advance, Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Advance unless Borrower pays Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Advance to a LIBOR Rate Advance, Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Advance, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and, after giving effect to the making of such Advance, there shall be no more than ten (10) LIBOR Rate Advances outstanding at any one time; and (iii) no Advance may be converted into a LIBOR Rate Advance when any Default or Event of Default has occurred and is continuing.  All or any part of the outstanding Advances of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Advance in a principal amount of less than $1,000,000 or an integral multiple of $100,000 in excess thereof or a LIBOR Rate Advance in a principal amount of less than $1,000,000 or an integral multiple of $250,000 in excess thereof.  On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Advances to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion/Continuation Request relating to the conversion of a Base Rate Advance to a LIBOR Rate Advance shall be irrevocable by Borrower.

(b)                                 Any LIBOR Rate Advance may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by Borrower with the terms of § 4.1; provided that no LIBOR Rate Advance may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Advance on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)                                  In the event that Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Advance, such Advance shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Advance for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case such Advance shall be automatically converted to Base Rate Advances at the end of the applicable Interest Period.

§ 4.2                     Fees.  Borrower agrees to pay to RBC and the Arrangers for their own account certain fees for services rendered or to be rendered in connection with the Loan as provided pursuant to the Agreement Regarding Fees.

§ 4.3                     [Intentionally Omitted].

§ 4.4                     Funds for Payments.

(a)                                 All payments of principal, interest, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the

Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 3:00 p.m. (Eastern time) on the day when due (or such later time as is acceptable to the Agent in the event of a payment in full of all Advances and a termination of Commitments hereunder), in each case in lawful money of the United States in immediately available funds.  To the extent not already paid pursuant to the preceding sentence, the Agent is hereby authorized to charge the accounts of Borrower with RBC, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Advances and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents.  Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.

(b)                                 All payments by Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any Taxes  now or hereafter imposed or levied by the United States of America or any political subdivision thereof or taxing or other authority therein or any jurisdiction from or through which a payment is made by Borrower, excluding any income Taxes, franchise Taxes imposed in lieu of income Taxes and any Taxes imposed by a jurisdiction as a result of any connection between a Lender and such jurisdiction other than any connection arising solely from executing, delivering, performing its obligations under, or enforcing any Loan Document (“Non-Excluded Taxes”), unless Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon Borrower with respect to any amount payable by Borrower hereunder or under any of the other Loan Documents, Borrower will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon Borrower; provided, however, that Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s or Agent’s failure to comply with the requirements of § 4.4(c) or that are withholding Taxes imposed under FATCA; (ii) that are branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction under the laws of which a Lender is organized or in which its applicable lending office is located; or (iii) in the case of a Non-U.S. Lender, that are imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from Borrower with respect to such Non-Excluded Taxes pursuant to this §4.4(b).  Borrower will deliver promptly to the Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by Borrower hereunder or under any other Loan Document. In the event a Lender receives a refund or credit of any Non-Excluded Taxes paid by Borrower pursuant to this section, such Lender will pay to Borrower the amount of such refund or credit (and any interest received with respect thereto) promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund or credit, Borrower shall promptly repay to such Lender the amount of such refund or credit, net of any reasonable incremental additional costs.

(c)                                  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”), to the extent such Lender is lawfully able to do so, shall provide Borrower on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower, with (x) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and any other such duly executed form(s) or statement(s) (including whether such Lender has complied with the FATCA) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate Regarding Non-Bank Status together with two (2) original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.  Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall provide Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service From W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption.  Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly provide Borrower two (2) new original copies of  Internal Revenue Service Form W-9, W 8BEN, W 8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate Regarding Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify Borrower of its inability to deliver any such forms, certificates or other evidence.  The Agent shall deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which the Agent becomes the Agent under this Agreement and, to the extent it remains legally entitled to do so, from time to time thereafter upon the reasonable request of Borrower, a properly completed and duly executed Internal Revenue Service Form W-9, W-8ECI and/or W-8IMY, which certifies that payments by Borrower to the Agent are exempt from U.S. withholding Tax. The Agent hereby assumes primary U.S. withholding, backup withholding and information reporting obligations with respect to amounts paid or payable to it by Borrower under the Loan Documents.

(d)                                 In the event it is reasonably necessary to determine the fair market value of the Commitments, Loans and/or other obligations under the Loan Documents for purposes of Treasury Regulation Section 1.1273-2(f), the Agent shall assist Borrower as reasonably requested in connection with making such determination (including by using commercially reasonable efforts to obtain quotes and sales prices for the Commitments, Loans and/or other obligations), and the Agent shall promptly make any such determination by Borrower available to the Lenders in accordance with Treasury Regulation Section 1.1273-2(f)(9).

(e)                                  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.

(f)                                   The obligations of Borrower to the Lenders under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii)  the existence of any claim, set-off, defense or any right which Borrower or any of its Subsidiaries or Affiliates may have at any time against the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other Person; (iii)  the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (iv) the occurrence of any Default or Event of Default; and (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of any Lender, as determined by a court of competent jurisdiction.

§ 4.5                     Computations.  All computations of interest on the Advances (other than Base Rate Advances at the prime rate, which shall be based on a 365/366-day year as the case may be) and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Advances, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The Outstanding Advances as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§ 4.6                     Suspension of LIBOR Rate Advances.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Advances, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine (or shall receive notice from the Required Lenders that they have determined) that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Advances for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on Borrower and the Lenders absent manifest error) to Borrower and the Lenders.  In such event (a) any Loan Request with respect to a LIBOR Rate Advance shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Advance will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Advance, and the obligations of the Lenders to make LIBOR Rate Advances shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify Borrower and the Lenders.

§ 4.7                     Illegality.  Notwithstanding any other provisions herein, if after the date hereof any law, regulation, treaty or directive shall be enacted or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Advances, such Lender shall forthwith give notice of such circumstances to the Agent and Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Advances shall forthwith be suspended and (b) the LIBOR Rate Advances then outstanding shall be converted automatically to Base Rate Advances on the last day of each Interest Period applicable to such LIBOR Rate Advances or within such earlier period as may be required by law.  Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.

§ 4.8                     Additional Interest.  If any LIBOR Rate Advance or any portion thereof is repaid or is converted to a Base Rate Advance for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Advance, or if repayment of the Advances has been accelerated as provided in § 12.1, Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs.  Borrower understands, agrees and acknowledges the following:  (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Advance; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs.  Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§ 4.9                     Additional Costs, Etc.  Notwithstanding anything herein to the contrary, if after the date hereof any applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body charged with the administration or the interpretation thereof and directives and instructions at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)                                 subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, or the Advances (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or

(b)                                 materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on the Loan or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)                                  impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)                                 impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loan, such Lender’s Commitment, or any class of loans or commitments of which any of the Advances or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)                                     to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining the Loan or any portion thereof or such Lender’s Commitment, or

(ii)                                  to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or the Loan, or

(iii)                               to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from Borrower hereunder, then, and in each such case, Borrower will (and as to clauses (a) and (b) above, subject to the provisions of § 4.4), within thirty (30) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum.  For the avoidance of doubt, the provisions of this § 4.9 shall not apply with respect to Taxes, which shall be governed by § 4.4(b) and § 4.4(c).  Without limiting the generality of the foregoing provisions of this § 4.9, any change applicable to the banking industry as a whole and lenders generally, and not solely to the Agent or a Lender, based on:  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have occurred “after the date hereof” or “after the date of this Agreement” for purposes of this § 4.9.

§ 4.10              Capital Adequacy.  If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule or regulation regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any directive of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Advances to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower thereof.  Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof.  In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.  Without limiting the generality of the foregoing provisions of this § 4.10, any change applicable to the banking industry as a whole and lenders generally, and not solely to the Agent or a Lender, based on:  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have occurred ‘after the date hereof’ or ‘after the date of this Agreement’ for purposes of this § 4.10.

§ 4.11              Breakage Costs.  Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender within fifteen (15) days from receipt of written notice from the Agent.

§ 4.12              Default Interest; Late Charge.  Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loan, the Loan shall bear interest payable on demand at a rate per annum equal to three percent (3.0%) above the interest rate that would otherwise be in effect hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.  In addition, Borrower shall pay a late charge equal to three percent (3.0%) of any amount of interest and/or principal payable on the Loan or any other amounts payable hereunder or under the other Loan Documents, which is not paid by Borrower within ten (10) days of the date when due.

§ 4.13              Certificate.  A certificate setting forth any amounts payable pursuant to § 4.8, § 4.9, § 4.10, § 4.11 or § 4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to Borrower, shall be presumptively correct in the absence of manifest error.

§ 4.14              Limitation on Interest.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among Borrower, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to Borrower.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This section shall control all agreements between or among Borrower, the Lenders and the Agent.

§ 4.15              Certain Provisions Relating to Increased Costs and Defaulting Lenders.  If a Lender gives notice of the existence of the circumstances set forth in § 4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of § 4.4(b) (as a result of the imposition of withholding taxes on amounts paid to such Lender under this Agreement), § 4.9 or § 4.10, then, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise materially prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action.  Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in § 4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of § 4.4(b) (as a result of the imposition of withholding taxes on amounts paid to such Lender under this Agreement), § 4.9 or § 4.10 and following the request of Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) is a Defaulting Lender, then, within thirty (30) days after such notice or request for payment or compensation or such Lender became a Defaulting Lender, as applicable, Borrower shall have the right as to such Affected Lender or Defaulting Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Defaulting Lender, as applicable, to elect to cause the Affected Lender or Defaulting Lender, as applicable, to transfer its Commitment.  The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Defaulting Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Defaulting Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Affected Lender or Defaulting Lender, as applicable, the Affected Lender’s or Defaulting Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Defaulting Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest.  The purchase price for the Affected Lender’s or Defaulting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender or Defaulting Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

SECTION 5

UNENCUMBERED ASSET POOL

§ 5.1                     Addition of Eligible Real Estate Assets.

(a)                                 As of the Closing Date, the Unencumbered Assets shall consist of the Existing Unencumbered Assets and Agent and Lenders acknowledge that the Eligible Real Estate Qualification Documents have been delivered for such Eligible Real Estate Assets.  After the Closing Date, Borrower shall have the right, subject to the satisfaction by Borrower of the conditions set forth in this § 5.1, to add Potential Unencumbered Assets to the Unencumbered Asset Pool.  Borrower from time to time after the Closing Date may also request that certain Real Estate of one or more Subsidiary Guarantors (collectively, the “Subsidiary Guarantor Unencumbered Assets”) be included as an Eligible Real Estate Asset for the purpose of increasing the Unencumbered Asset Pool Availability.  If Borrower shall request that any Potential Unencumbered Assets or Subsidiary Guarantor Unencumbered Asset be added to the “Revolver Unencumbered Asset Pool” or any other borrowing base or asset pool under any other Unsecured Debt, it shall be required to add such Potential Unencumbered Asset or Subsidiary Guarantor Unencumbered Asset, as applicable, to the Unencumbered Asset Pool hereunder.  In the event Borrower desires to add additional Potential Unencumbered Assets or Subsidiary Guarantor Unencumbered Assets as aforesaid, Borrower shall provide written notice to the Agent of such request (which the Agent shall promptly furnish to the Lenders), together with all documentation and other information reasonably required to permit the Agent to determine whether such Real Estate is Eligible Real Estate.  Notwithstanding the foregoing, no Subsidiary Guarantor Unencumbered Asset or Potential Unencumbered Asset shall be included in the Unencumbered Asset Pool unless and until the following conditions precedent shall have been satisfied:

(i)                                     such Subsidiary Guarantor Unencumbered Asset or Potential Unencumbered Asset shall be Eligible Real Estate;

(ii)                                  the owner of any Subsidiary Guarantor Unencumbered Asset (and any indirect owner of such Subsidiary Guarantor) shall have executed a Joinder Agreement and satisfied the conditions of § 5.3;

(iii)                               Borrower or the owner of the Subsidiary Guarantor Unencumbered Asset or Potential Unencumbered Asset, as applicable, shall have executed and delivered to the Agent all Eligible Real Estate Qualification Documents and a Compliance Certificate prepared using the financial statements of Borrower most recently provided or required to be provided to the Agent under § 6.4 or § 7.4; and

(iv)                              after giving effect to the inclusion of such Subsidiary Guarantor Unencumbered Asset or Potential Unencumbered Asset, each of the representations and warranties made by or on behalf of Loan Parties or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the replacement or addition of Eligible Real Estate Assets, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of Borrower to such effect.

Notwithstanding the foregoing, in the event such Subsidiary Guarantor Unencumbered Asset or Potential Unencumbered Asset does not qualify as Eligible Real Estate, so long as the conditions set forth in clauses (ii), (iii) and (iv) of this § 5.1 have been satisfied, such Subsidiary Guarantor Unencumbered Asset or Potential Unencumbered Asset shall be included in the Unencumbered Asset Pool and shall be deemed

Eligible Real Estate so long as the Agent shall have received the prior written consent of each of the Lenders to the inclusion of such Real Estate as an Eligible Real Estate Asset.

(b)                                 [Reserved].

§ 5.2                     Release of Eligible Real Estate Assets.  Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this § 5.2), and if the conditions set forth in this § 5.2 are not met, upon reasonable approval by the Required Lenders, the Agent shall release an Eligible Real Estate Asset from the Unencumbered Asset Pool upon the request of Borrower subject to and upon the following terms and conditions:

(a)                                 Borrower shall deliver to the Agent written notice of its desire to obtain such release no later than ten (10) days prior to the date on which such release is to be effected;

(b)                                 Borrower shall submit to the Agent with such request a Compliance Certificate prepared using the financial statements of Borrower most recently provided or required to be provided to the Agent under § 6.4 or § 7.4 adjusted in the best good faith estimate of Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;

(c)                                  Borrower shall pay all reasonable costs and expenses of the Agent, if any, in connection with such release, including without limitation, reasonable attorney’s fees;

(d)                                 Borrower shall pay to the Agent for the account of the Lenders a release price, which payment shall be applied to reduce the outstanding principal balance of the Loan as provided in § 3.4, in an amount equal to the amount necessary, if any, to reduce the outstanding principal balance of the Loan so that no violation of the covenant set forth in § 9.1 shall occur;

(e)                                  without limiting or affecting any other provision hereof, any release of an Eligible Real Estate Asset will not cause Borrower to be in violation of the covenants set forth in § 9.8; and

(f)                                   such Eligible Real Estate Asset has been (or, contemporaneous with the release under this Agreement, will be) released from the Revolver Unencumbered Asset Pool or any other borrowing base or asset pool under any other Unsecured Debt.

§ 5.3                     Additional Subsidiary Guarantors.  In the event that Real Estate of a Subsidiary of Borrower is included in the Unencumbered Asset Pool in accordance with the terms hereof, Borrower shall cause each such Subsidiary (and any entity having an interest in such Subsidiary of Borrower) to execute and deliver to the Agent a Joinder Agreement, and such Subsidiary (and any such entity) shall become a Subsidiary Guarantor under the Guaranty.  For the avoidance of doubt, any Subsidiary or other such entity which becomes an obligor pursuant to the Existing Credit Agreement or any agreement evidencing other Unsecured Debt shall become a Subsidiary Guarantor under the Guaranty.  Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor under the Guaranty.  Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Guarantors to be true and correct with respect to each such Subsidiary.  In connection with the delivery of such Joinder Agreement, Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§ 5.4                     Release of Certain Subsidiary Guarantors.  In the event that all Eligible Real Estate Assets owned by a Subsidiary Guarantor shall have been released from the Unencumbered Asset Pool in accordance with the terms of this Agreement and from the Revolver Unencumbered Asset Pool or any other borrowing base or asset pool under any other Unsecured Debt, as applicable, in accordance with the terms of the Existing Credit Agreement or any agreement evidencing other Unsecured Debt, as applicable, then such Subsidiary Guarantor shall be released by the Agent from liability under the Guaranty.

SECTION 6

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Agent and the Lenders as follows, each as of the Closing Date hereof, and as of the date of a request for a funding of any Advance hereunder.

§ 6.1                     Corporate Authority, Etc.

(a)                                 Incorporation; Good Standing.  Borrower is a Delaware limited partnership duly organized pursuant to its articles of organization or formation filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware.  Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdictions where the Eligible Real Estate Assets owned or leased by it are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)                                 Subsidiaries.  Each of the Subsidiary Guarantors and each of the Subsidiaries of Loan Parties (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where an Eligible Real Estate Asset owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c)                                  Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Loan Party, (ii) have been duly authorized by all necessary proceedings on the part of such Loan Party, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Loan Party is subject or any judgment, order, writ, injunction, license or permit applicable to such Loan Party, except as would not reasonably be expected to result in a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any material agreement or other material instrument binding upon, such Loan Party or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Loan Party other than the liens and encumbrances in favor of the Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to the Agent or except as would not reasonably be expected to result in a Material Adverse Effect.

(d)                                 Enforceability.  The execution and delivery of this Agreement and the other Loan Documents to which any Loan Party is a party are valid and legally binding obligations of such Loan Party enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

(e)                                  Foreign Assets Control.  To the knowledge of Borrower, none of Borrower, any Subsidiary Guarantor or any Affiliate of Borrower:  (i) is a Sanctioned Person, (ii) has any of its asserts in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with,

Sanctioned Persons or Sanctioned Entities.  To the knowledge of Borrower, Borrower, the Subsidiary Guarantors and their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  No Loan, use of the proceeds of any Loan, or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.  Neither the making of the Loans nor the use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.  Borrower and its Subsidiaries are in compliance in all material respects with the Patriot Act.

§ 6.2                     Governmental Approvals.  The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

§ 6.3                     Title to Eligible Real Estate Assets.  Except as indicated on Schedule 6.3 hereto or other adjustments that are not material in amount, Subsidiary Guarantors own or lease the Eligible Real Estate Assets subject to no rights of others, including any mortgages, leases pursuant to which Subsidiary Guarantors or any of their Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§ 6.4                     Financial Statements.  REIT has furnished to the Agent:  (a) the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the most recent period then ended (and available) certified by an Authorized Officer or the chief financial or accounting officer of REIT, (b) as of the Closing Date, an audited statement of Net Operating Income for each of the Eligible Real Estate Assets for the period ending December 31, 2016 certified by the chief financial or accounting officer of Borrower as fairly presenting the Net Operating Income for such parcels for such periods, and (c) certain other financial information relating to Loan Parties and the Real Estate (including, without limitation, the Eligible Real Estate Assets).  Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of REIT and its Subsidiaries as of such dates and the consolidated results of the operations of REIT and its Subsidiaries for such periods.  The Agent and Lenders hereby acknowledge and agree that REIT’s most recent Form 10-Q will be utilized for purposes of preparation of the Compliance Certificate as of the Closing Date.

§ 6.5                     No Material Changes.  Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to § 7.4, as applicable, there has occurred no materially adverse change in the financial condition, or business of Loan Parties, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes that have not and could not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of any of the Eligible Real Estate Assets from the condition shown on the statements of income delivered to the Agent pursuant to § 6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business operation or financial condition of such Eligible Real Estate Asset.

§ 6.6                     Franchises, Patents, Copyrights, Etc.  Except as could not reasonably be expected to have a Material Adverse Effect, Loan Parties and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

§ 6.7                     Litigation.  Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending against any Loan Party or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting any Loan Party, any of their respective Subsidiaries or any Eligible Real Estate Asset individually or in the aggregate in excess of $1,000,000.

§ 6.8                     No Material Adverse Contracts, Etc.  No Loan Parties nor any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  No Loan Party nor any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§ 6.9                     Compliance with Other Instruments, Laws, Etc.  No Loan Party nor any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§ 6.10              Tax Status.  Except as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and its respective Subsidiaries (a) has made or filed all federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or for which any Loan Party or their respective Subsidiaries, as applicable, has set aside on its books provisions reasonably adequate for the payment of such Taxes, and (c) has made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable.  Except as would not reasonably be expected to result in a Material Adverse Effect, there are no unpaid Taxes claimed by the taxing authority of any jurisdiction to be due by Loan Parties or their respective Subsidiaries, the officers or partners of such Person know of no basis for any such claim, and there are no audits pending or to the knowledge of Loan Parties threatened with respect to any Tax returns filed by Loan Parties or their respective Subsidiaries.  The taxpayer identification number for Borrower is 90-0587133.

§ 6.11              No Event of Default.  No Default or Event of Default has occurred and is continuing.

§ 6.12              Investment Company Act.  No Loan Party nor any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§ 6.13              Absence of UCC Financing Statements, Etc.  Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, to the best of Borrower’s knowledge, there is no financing statement (but excluding any financing statements that may be filed against any Loan Party without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of any Loan Party or rights thereunder.

§ 6.14              Setoff, Etc.  The Unencumbered Asset Pool is not subject to any setoff, claims, withholdings or other defenses by any Loan Party or any of its Subsidiaries or Affiliates or, to the best knowledge of Borrower, any other Person other than Permitted Liens.

§ 6.15              Certain Transactions.  Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of any Loan Party is, nor shall any such Person become, a party to any transaction with any Loan Party (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to Loan Parties than those that would be obtained in a comparable arms-length transaction.

§ 6.16              Employee Benefit Plans.  Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.  Except as would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under § 412 of the Code in respect of any Multiemployer Plan or Guaranteed Pension Plan or (b) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  Neither any Loan Party nor any ERISA Affiliate has failed to make any contribution or payment to any Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Multiemployer Plan or Guaranteed Pension Plan, which has resulted or would reasonably be expected to result in the imposition of a Lien.  To the knowledge of Borrower, none of the Eligible Real Estate Assets constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

§ 6.17              Disclosure.  All of the representations and warranties made by or on behalf of Loan Parties in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects.  All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of any Loan Party is and will be true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading when taken as a whole.  The written information, reports and other papers and data with respect to Loan Parties, any Subsidiary or the Eligible Real Estate Assets (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by Borrower’s counsel (although Borrower has no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward- looking speculative information prepared in good faith by Loan Parties (except to the extent the related assumptions were when made manifestly unreasonable).

§ 6.18              Trade Name; Place of Business.  No Loan Party uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents or “CoreSite(s)”.  The principal place of business of Loan Parties is 1001 17th Street, Suite 500, Denver, Colorado, 80202.

§ 6.19              Regulations T, U and X.  No portion of the Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.  No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§ 6.20              Environmental Compliance.  Except as set forth on Schedules 6.20(d) or as specifically set forth in any written environmental site assessment reports provided to the Agent on or before the date hereof, or in the case of Eligible Real Estate Asset acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, if any, makes the following representations and warranties:

(a)                                 No Loan Party, none of their respective Subsidiaries, nor to the knowledge and belief of Borrower, any operator of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law, which violation could reasonably be expected to have a Material Adverse Effect.

(b)                                 No Loan Party nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted, or has demanded that any Loan Party or any of their respective Subsidiaries conduct, a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in the case of clauses (i) through (iii) above could reasonably be expected to have a Material Adverse Effect.

(c)                                  To the knowledge of Borrower, (i) no portion of the Real Estate is used for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by Loan Parties, their respective Subsidiaries or, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of Loan Parties’ or their tenants’ and operators’ business and in compliance with applicable Environmental Laws; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of Loan Parties’, their tenants’ or operators’ business and, in any event, in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Eligible Real Estate Assets, which Release would have a material adverse effect on the value of such Real Estate or could reasonably be expected to have a Material Adverse Effect; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a Material Adverse Effect; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off site in accordance with all applicable Environmental Laws and in a manner that could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Except as set forth on Schedule 6.20(d) or for such matters that shall be complied with as of the Closing Date, by virtue of the transactions set forth herein and contemplated hereby, or to the effectiveness of any other transactions contemplated hereby, none of Loan Parties, their respective Subsidiaries nor the Real Estate will become subject to any applicable Environmental Law requiring the performance of environmental site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement pursuant to applicable Environmental Laws.

(e)                                  There are no existing or closed sanitary or solid waste landfills, or hazardous waste treatment, storage or disposal facilities on or, to Borrower’s actual knowledge, affecting the Real Estate except where such existence could not reasonably be expected to have a Material Adverse Effect.

(f)                                   No Loan Party has received any written notice from any party that any use, operation, or condition of Loan Parties’ business on any Real Estate has caused any adverse condition on any other property that could reasonably be expected to result in a claim under applicable Environmental Law that would have a Material Adverse Effect, nor does any Loan Party have actual knowledge of any existing facts or circumstances that could reasonably be expected to form the basis for such a claim.

§ 6.21              Subsidiaries; Organizational Structure.  Schedule 6.21(a) sets forth, as of the date hereof and after giving effect to the reorganization previously disclosed to the Agent, all of the Subsidiaries of Borrower, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein.  Schedule 6.21(b) sets forth, as of the date hereof, all of the Unconsolidated Subsidiaries of Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Subsidiaries, Borrower’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Subsidiary.  No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.21(a) and 6.21(b) except as set forth on such Schedules.

§ 6.22              Leases.  Loan Parties have delivered to the Agent true and complete copies of the Leases and any amendments thereto relating to each Eligible Real Estate Asset required to be delivered as a part of the Eligible Real Estate Qualification Documents as of the date hereof.  An accurate and complete Rent Roll in all material respects as of the date of inclusion of each Eligible Real Estate Asset in the Unencumbered Asset Pool with respect to all Leases of any portion of the Eligible Real Estate Asset has been provided to the Agent.  The Leases previously delivered to the Agent as described in the preceding sentence constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Eligible Real Estate Asset and in the Building relating thereto.  No tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Leases or such Rent Roll.  Except as set forth in Schedule 6.22, the Leases reflected therein are, as of the date of inclusion of the applicable Eligible Real Estate Asset in the Unencumbered Asset Pool, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.22, no Loan Party has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of Borrower, there is no basis for any such claim or notice of default by any tenant which would result in a Material Adverse Effect.  Borrower knows of no condition which with the giving of notice or the passage of time or both would constitute a default on the part of (i) any tenant with respect to the material terms under a Lease or (ii) the respective Loan Party as landlord under the Lease, in either case, that would, in the aggregate with any other defaults under Leases for the applicable Eligible Real Estate Asset, adversely affect more than five percent (5%) of the base rent generated by such Eligible Real Estate Asset.  No security deposit or advance rental or fee payment has been made by any lessee or licensor under the Leases except as may be specifically designated in the Leases.  No property other than the Eligible Real Estate Asset which is the subject of the applicable Lease is necessary to comply with the material requirements (including, without limitation, parking requirements) contained in such Lease.

§ 6.23              Property.  To the best of Borrower’s knowledge, all of the Eligible Real Estate Assets, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and which may not be in final working order pending final build-out of such space or except as where such defects have not had and could not reasonably be expected to have a Material Adverse Effect.  All of the other Real Estate of Loan Parties and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant or where such defects have not had and could not reasonably be expected to have a Material Adverse Effect.  Each of the Eligible Real Estate Assets, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including, without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws except in cases that would not reasonably cause a Material Adverse Effect.  All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Eligible Real Estate Asset are installed to the property lines of the Eligible Real Estate Asset through dedicated public rights of way or through perpetual private easements and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in material compliance with applicable law.  The streets abutting the Eligible Real Estate Asset are dedicated and accepted public roads, to which the Eligible Real Estate Asset has direct access or are perpetual private ways (with direct access to public roads) to which the Eligible Real Estate Asset has direct access.  There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Eligible Real Estate Assets which are payable by any Loan Party (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement).  Each Eligible Real Estate Asset owned by a Loan Party in fee is separately assessed for purposes of real estate tax assessment and payment.  There are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of Loan Parties or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement).  There are no pending, or to the knowledge of Borrower threatened or contemplated, eminent domain proceedings against any of the Eligible Real Estate Assets.  None of the Eligible Real Estate Assets is now damaged in any material respects as a result of any fire, explosion, accident, flood or other casualty.  No Loan Party has received any outstanding notice from any insurer or its agent requiring performance of any material work with respect to any of the Eligible Real Estate Assets or canceling or threatening to cancel any policy of insurance, and each of the Eligible Real Estate Assets complies with the material requirements of all of Loan Parties’ insurance carriers.  Except as listed on Schedule 6.23, Loan Parties have no Management Agreements for any of the Eligible Real Estate Assets.  No person or entity has any right or option to acquire any Eligible Real Estate Asset or any Building thereon or any portion thereof or interest therein, except for certain tenants pursuant to the terms of their Leases with Subsidiary Guarantors.

§ 6.24              Brokers.  No Loan Party nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loan contemplated hereunder.

§ 6.25              Other Debt.  No Loan Party is in default of the payment of any Indebtedness or the performance of any material obligation under any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party involving Indebtedness individually or in the aggregate in excess of (x) any Indebtedness which is recourse to Borrower or any of the Subsidiary Guarantors (including, without limitation, Secured Recourse Indebtedness) totaling in excess of $25,000,000 or (y) Non-Recourse Indebtedness of Borrower or any of the Subsidiary Guarantors totaling in excess of $50,000,000.  No Loan Party is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any Loan Party.  Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon Loan Parties or their respective properties and entered into by Loan Parties as of the date of this Agreement with respect to any Indebtedness of Loan Parties, and Loan Parties have provided the Agent with true, correct and complete copies thereof.

§ 6.26              Solvency.  As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Advances made or to be made hereunder, no Loan Party is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each Loan Party is able to pay its debts as they become due, and each Loan Party has sufficient capital to carry on its business.

§ 6.27              No Bankruptcy Filing.  No Loan Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Loan Party.

§ 6.28              No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Loan Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§ 6.29              Transaction in Best Interests of Loan Parties; Consideration.  The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each Loan Party.  The direct and indirect benefits to inure to Loan Parties pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Loan Parties pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Subsidiary Guarantor to be a guarantor of the Loan, Borrower would be unable to obtain the financing contemplated hereunder which financing will enable Loan Parties to have available financing to conduct and expand their business.

§ 6.30              OFAC.  No Loan Party is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

SECTION 7

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as the Loan or any Note is outstanding or any Lender has any obligation to make any Advance of the Loan:

§ 7.1                     Punctual Payment.  Borrower shall, and shall cause each other Loan Party to, duly and punctually pay or cause to be paid the principal and interest on the Loan and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.

§ 7.2                     Maintenance of Office.  Borrower shall, and shall cause each other Loan Party to, maintain its respective chief executive offices at 1001 17th Street, Suite 500, Denver, Colorado, 80202, or at such other place in the United States of America as Borrower shall designate upon prompt written notice to the Agent and the Lenders, where notices, presentations and demands to or upon Borrower in respect of the Loan Documents may be given or made.

§ 7.3                     Records and Accounts.  Borrower shall, and shall cause each other Loan Party to, keep, and cause each of their respective Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (in each case, in all material respects).  Borrower shall not and shall not permit any other Loan Party to, without the prior written consent of the Agent, not to be unreasonably withheld, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in § 6.4 or § 7.4, or (y) change its fiscal year.  The Agent and the Lenders acknowledge that REIT’s fiscal year is a calendar year.

§ 7.4                     Financial Statements, Certificates and Information.  Borrower shall, and (if applicable) shall cause each other Loan Party to, deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a)                                 within five (5) days of the filing of REIT’s Form 10-K with the SEC, if applicable, but in any event not later than one hundred twenty (120) days after the end of each calendar year, the audited Consolidated balance sheet of REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of REIT that the information contained in such financial statements fairly presents in all material respects the financial position of REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a member firm of KPMG International Cooperative or another nationally recognized accounting firm reasonably approved by the Agent;

(b)                                 within five (5) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than sixty (60) days after the end of each calendar quarter of each year, copies of the unaudited consolidated balance sheet of REIT and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of REIT that the information contained in such financial statements fairly presents in all material respects the financial position of REIT and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)                                  simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by an Authorized Officer or the chief financial officer or chief accounting officer of REIT in the form of Exhibit E hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in § 9 setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date, with the Compliance Certificate for the quarter ending December 31, 2016 being prepared by REIT on a good faith estimated basis.  REIT shall submit with the Compliance Certificate an

Unencumbered Asset Pool Certificate in the form of Exhibit D attached hereto pursuant to which REIT shall calculate the amount of the Unencumbered Asset Pool Availability as of the end of the immediately preceding calendar quarter.  All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable.  The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income for such calendar quarter for each of the Eligible Real Estate Assets, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by an Authorized Officer or the chief financial officer or chief accounting officer of REIT that the information contained in such statement fairly presents in all material respects Net Operating Income of the Eligible Real Estate Assets for such periods;

(d)                                 simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $10,000,000 or more of Loan Parties and their Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e)                                  simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for each of the Eligible Real Estate Assets and a summary thereof in form reasonably satisfactory to the Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), together with a listing of each tenant that has taken occupancy of such Eligible Real Estate Asset during each calendar quarter (including the fourth calendar quarter in each year), and (ii) a copy of each material Lease or material amendment to any material Lease entered into with respect to an Eligible Real Estate Asset during such calendar quarter (including the fourth calendar quarter in each year);

(f)                                   simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, to the extent not included in public filings by or on behalf of REIT, and upon request by the Agent, a statement (i) listing the material Real Estate owned by Loan Parties and their Subsidiaries (or in which Loan Parties or their Subsidiaries own an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of Loan Parties and their Subsidiaries (excluding Indebtedness of the type described in § 8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of Loan Parties and their Subsidiaries which are Development Properties and providing a brief summary of the status of such development;

(g)                                  contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the owners of Borrower or REIT;

(h)                                 to the extent requested by the Agent, copies of all annual federal income tax returns and amendments thereto of Loan Parties;

(i)                                     promptly upon the filing hereof, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements and reports which Borrower or REIT shall file with the SEC;

(j)                                    to the extent requested by the Agent, evidence reasonably satisfactory to the Agent of the timely payment of all real estate taxes for the Eligible Real Estate Assets;

(k)                                 not later than January 31 of each year, a budget and business plan for Loan Parties and their Subsidiaries for such calendar year; and

(l)                                     from time to time such other financial data and information in the possession of Loan Parties or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against Loan Parties and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting Loan Parties) as the Agent may reasonably request.

Any material to be delivered pursuant to this § 7.4 may be delivered electronically directly to the Agent and the Lenders provided that such material is in a format reasonably acceptable to the Agent, and such material shall be deemed to have been delivered to the Agent and the Lenders upon the Agent’s receipt thereof.  Upon the request of the Agent, Borrower shall, and shall cause each other Loan Party to, deliver paper copies thereof to the Agent and the Lenders.  Borrower authorizes the Agent and Arrangers to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and Borrower releases the Agent and the Lenders from any liability in connection therewith.

§ 7.5                     Notices.

(a)                                 Defaults.  Borrower shall, and shall cause each other Loan Party to, promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Loan Party or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, Borrower shall, and shall cause each other Loan Party to, forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)                                 Environmental Events.  Borrower shall, and shall cause each other Loan Party to, give notice to the Agent within ten (10) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that any Loan Party or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) — (iii) above could reasonably be expected to have a Material Adverse Effect.

(c)                                  Notification of Claims Against the Unencumbered Asset Pool.  Borrower shall, and shall cause each other Loan Party to, give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to the Eligible Real Estate Asset, environmental claims or any claims or notices of default by any Loan Party under any ground lease or Leased Asset), withholdings or other defenses to which any of the Eligible Real Estate Assets are subject, to the extent the same would result in a Material Adverse Effect.

(d)                                 Notice of Litigation and Judgments.  Borrower shall, and shall cause each other Loan Party to, give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing affecting any Loan Party or any of their respective Subsidiaries or to which any Loan Party or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against any Loan Party or any of its respective Subsidiaries that could reasonably be expected to have a

Material Adverse Effect and stating the nature and status of such litigation or proceedings.  Borrower shall, and shall cause each other Loan Party to, give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any Loan Party or any of their respective Subsidiaries in an amount in excess of $1,000,000.

(e)                                  ERISA.  Borrower shall, and shall cause each other Loan Party to, give notice to the Agent within ten (10) Business Days after Loan Parties or any ERISA Affiliate (i) give or are required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan, or know that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) have received a notice from the trustee of a Multiemployer Plan of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receive any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be expected to have a Material Adverse Effect.

(f)                                   Existing Credit Agreement.  Within two (2) Business Days of any increase in the Revolving Loans or the Letter of Credit Liabilities, Borrower will give notice thereof to the Agent in writing.

(g)                                  Notification of Lenders.  Within five (5) Business Days after receiving any notice under this § 7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§ 7.6                     Existence; Maintenance of Properties.

(a)                                 Borrower shall, and shall cause each other Loan Party to, preserve and keep in full force and effect its legal existence in the jurisdiction of its incorporation or formation.  Borrower shall, and shall cause each other Loan Party to, preserve and keep in full force all of its rights and franchises, the preservation of which is necessary to the conduct of its business.  Borrower shall cause REIT to at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status.  Borrower shall cause the common stock of REIT to at all times be listed for trading and be traded on the New York Stock Exchange or another national exchange approved by the Agent, unless otherwise consented to by the Required Lenders.  Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors, subject to the terms and provisions hereof.

(b)                                 Borrower shall, and shall cause each other Loan Party to, (i) cause all of its properties used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure to do so would cause a Material Adverse Effect, and (iii) diligently perform and observe in all material respects all of the terms, covenants, and conditions of any ground lease or lease related to a Leased Asset which is an Eligible Real Estate Asset.

§ 7.7                     Insurance.  Borrower shall, and shall cause each other Loan Party to, at its expense, procure and maintain for the benefit of Loan Parties, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are commercially reasonable, taking into consideration the property size, use, and location that a commercially prudent lender would require covering each Eligible Real Estate Asset.

§ 7.8                     Taxes.  Borrower shall, and shall cause each other Loan Party and their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, all taxes, assessments and other governmental charges imposed upon them or upon the Eligible Real Estate Assets or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Eligible Real Estate Assets or other property of Loan Parties, or, with respect to their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and such Loan Party or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Loan Party or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§ 7.9                     Inspection of Properties and Books.  Borrower shall, and shall cause each other Loan Party and their respective Subsidiaries to, permit the Agent and the Lenders, at Loan Parties’ expense and upon reasonable prior notice, to visit and inspect any of the properties of Loan Parties or any of their respective Subsidiaries (subject to the rights of tenants under their Leases, and the Agent and Lender agree to use commercially reasonable efforts not to interfere with such rights) during normal business hours, to examine the books of account of Loan Parties and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of Loan Parties and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, Loan Parties shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period.  The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of Loan Parties and their respective Subsidiaries.

§ 7.10              Compliance with Laws, Contracts, Licenses, and Permits.  Borrower shall, and shall cause each other Loan Party and their respective Subsidiaries to, comply in all respects with (i) all applicable laws (including without limitation Anti-Corruption Laws and applicable Sanctions) and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that Loan Parties or their respective Subsidiaries may fulfill any of its obligations hereunder, Borrower shall, and shall cause each other Loan Party or such Subsidiary to immediately take or cause to be taken all reasonable steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.  Borrower shall, and shall cause each other Loan Party to, develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise the Agent in writing in the event that Loan Parties shall determine that any investors in Loan Parties are in violation of such act.

§ 7.11              Further Assurances.  Borrower shall, and shall cause each other Loan Party and their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§ 7.12              Management.  Borrower shall, and shall cause each other Loan Party to, upon request provide the Agent copies of (i) any future Management Agreements entered into with respect to any additional

Eligible Real Estate Asset added to the Unencumbered Asset Pool and (ii) any replacements of or material amendments to the Management Agreements provided to the Agent on or prior to the date hereof.

§ 7.13              Intentionally Omitted.

§ 7.14              Business Operations.  Borrower shall, and shall cause each other Loan Party and their respective Subsidiaries to, operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents.  Borrower will not, and will not permit any Loan Party or any Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation and development of Data Center Properties or businesses incidental thereto.

§ 7.15              Registered Servicemark.  Without prior written notice to the Agent, none of the Eligible Real Estate Assets shall be owned or operated by Loan Parties under any registered or protected trademark, tradename, servicemark or logo (other than the “CoreSite(s)” name and the “CoreSite(s)” logo).

§ 7.16              Ownership of Real Estate.  Without the prior written consent of the Agent, all Eligible Real Estate Assets and all interests (whether direct or indirect) of Borrower or REIT in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by Borrower or a Wholly Owned Subsidiary of Borrower; provided, however that Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates as permitted by § 8.3(m).

§ 7.17              Intentionally Omitted.

§ 7.18              Ownership Restrictions.  REIT will at all times own not less than thirty three percent (33%) of the economic, voting and beneficial interest in Borrower and shall be the sole general partner of Borrower.

§ 7.19              Plan Assets.  Borrower shall, and shall cause each other Loan Party to, do, or cause to be done, all things necessary to ensure that none of the Eligible Real Estate Assets will be deemed to be Plan Assets at any time.

§ 7.20              Intentionally Omitted.

§ 7.21              Intentionally Omitted.

§ 7.22              REIT Covenants.  Borrower shall cause REIT to comply with the following covenants:

(a)                                 REIT will have as its sole business purpose owning ownership interests of Borrower, performing duties as the general partner of Borrower, and making equity investments in such operating partnership and doing and performing any and all acts and things in service of the foregoing (including, for the avoidance of doubt, owning ownership interests in CoreSite, L.L.C.), and shall not engage in any business or activities other than those described in this §7.22(a);

(b)                                 REIT shall promptly contribute or otherwise downstream to Borrower any net assets received by REIT from third parties (including, without limitation, the proceeds from any Equity Offering);

(c)                                  REIT will not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in Borrower, or any dilution of its interest in Borrower; provided, however, that the interests of REIT in Borrower may be diluted as a direct result of the acquisition by Borrower or its Subsidiaries of additional Real Estate, either by acquiring title to such Real Estate directly in the name of Borrower or any such Subsidiary or by acquiring direct or indirect ownership interests in a partnership, corporation or limited liability company that owns directly such Real Estate (subject in all respects to compliance by Borrower and its Subsidiaries with the terms of this Agreement), the sales price of which is paid in whole or in part by the issuance of additional interests in Borrower so long as REIT at all times complies with § 7.18 hereof; and provided, further, that this paragraph shall not apply to any Employee Benefit Plan of REIT or any unit redemptions of Borrower by The Carlyle Group; and

(d)                                 REIT shall not dissolve, liquidate or otherwise wind up its business, affairs or assets.

SECTION 8

NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as the Loan or any Note is outstanding or any of the Lenders has any obligation to make any Advance of the Loan:

§ 8.1                     Restrictions on Indebtedness.  Borrower shall not, and shall not permit any other Loan Party to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)                                 Indebtedness to the Lenders arising under any of the Loan Documents;

(b)                                 current liabilities of Loan Parties incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)                                  Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of § 7.8;

(d)                                 Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(e)                                  endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f)                                   Indebtedness of Borrower in connection with completion and similar guaranties in an aggregate amount at any one time not in excess of the greater of (i) $175,000,000 or (ii) fifteen percent (15%) of the Gross Asset Value;

(g)                                  Other Indebtedness of Borrower, REIT or any of their Subsidiaries (other than any Subsidiary Guarantor), provided that none of such Persons shall incur any of the Indebtedness described in this § 8.1(g) unless it shall have provided to the Agent prior written notice of the proposed incurrence of such Indebtedness, a statement that the borrowing will not cause a Default or Event of Default and a Compliance Certificate demonstrating that Loan Parties will be in compliance with the covenants referred to therein after giving effect to the incurrence of such Indebtedness;

(h)                                 Derivatives Contracts (including Approved Derivatives Contracts) reasonably acceptable to the Agent sufficient to ensure Loan Parties’ compliance with § 9.7;

(i)                                     the Revolver Loans; and

(j)                                    the Senior Notes.

(k)                                 Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(g) above shall have any of the Eligible Real Estate Assets or any interest therein or any direct or indirect ownership interest in any Subsidiary Guarantor as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness (provided that the foregoing shall not preclude Subsidiaries of Borrower (other than a Subsidiary Guarantor) from incurring Indebtedness subject to the terms of this §8.1 or recourse to the general credit of Borrower) and (ii) none of the Subsidiary Guarantors, Borrower or REIT shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in §8.1(a)-(j) above.

§ 8.2                     Restrictions on Liens, Etc.  Borrower shall not, and shall not permit any other Loan Party to, (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge (aside from any negative pledge in relation to the Existing Credit Agreement or any agreement evidencing other Unsecured Debt, as applicable) charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (d) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (e) incur or maintain any obligation (aside from any negative pledge in relation to the Existing Credit Agreement or any agreement evidencing other Unsecured Debt, as applicable) to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, Loan Parties may create or incur or suffer to be created or incurred or to exist:

(i)                                     (A) Liens not yet due or payable on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets other than (I) the Unencumbered Asset Pool and (II) any direct or indirect interest of Borrower or any Subsidiary of Loan Parties in any other Loan Party in respect of judgments permitted by § 8.1(d);

(ii)                                  deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations or any letters of credit under the Existing Credit Agreement;

(iii)                               Liens consisting of (A) mortgage liens on Real Estate (including the rents, issues and profits therefrom), other than Real Estate that constitutes an Eligible Real Estate Asset or any interest therein (including the rents, issues and profits therefrom), securing Indebtedness which is permitted by § 8.1(g) or (B) liens consisting of pledges of security interests in the ownership interests of any Subsidiary which is not a Loan Party or the direct or indirect owner of an interest in a Loan Party securing Indebtedness which is permitted by § 8.1(g);

(iv)                              encumbrances on any Eligible Real Estate Asset consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which a Loan Party is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;

(v)                                 the rights of tenants or subtenants under Leases in the ordinary course of business;

(vi)                              any option, contract or other agreement to sell an asset provided such sale is otherwise permitted by this Agreement;

(vii)                           with respect to any Leased Asset, any (x) reversionary interest or title of lessor or sublessor under the applicable Lease or (y) Lien, easement, restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject; and

(viii)                        Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations.

Notwithstanding anything in this Agreement to the contrary, (x) no Loan Party shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§ 8.2(i), (iv), (v), (vi), (vii) and (viii) and (y) REIT shall not create or suffer to be created or incurred or to exist any Lien other than Liens contemplated in § 8.2(i)(A).

§ 8.3                     Restrictions on Investments.  Borrower shall not, and shall not permit any other Loan Party to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)                                 marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by Borrower or any Subsidiary Guarantor;

(b)                                 marketable direct obligations of any of the following:  Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c)                                  demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(d)                                 securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s or by S&P at not less than “P 1” if then rated by Moody’s, and not less than “A 1”, if then rated by S&P;

(e)                                  mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody’s or by S&P at not less than “Aa” if then rated by Moody’s and not less than “AA” if then rated by S&P, such investment, when aggregated with the Investments set forth in § 8.3(k),  not to exceed five percent (5%) of Gross Asset Value;

(f)                                   repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(g)                                  shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000;

(h)                                 the acquisition of fee interests or long-term ground lease interests by Borrower or any Subsidiary Guarantor in (i) Real Estate which is utilized for income-producing Data Center Properties located in the continental United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this § 8.3, the acquisition of Land Assets to be developed for the foregoing purposes and Development Properties to be used for the purposes set forth in § 8.3(h)(i);

(i)                                     Investments by Borrower in wholly-owned Subsidiaries of Borrower;

(j)                                    Investments in Land Assets, provided that the aggregate Investment therein shall not exceed the greater of (i) five percent (5%) of Gross Asset Value or (ii) $45,000,000;

(k)                                 Investments in mortgages or notes receivable not to exceed five percent (5%) of Gross Asset Value;

(l)                                     Investments in Development Projects, provided that the aggregate Investment therein shall not exceed twenty-five percent (25%) of the Gross Asset Value;

(m)                             Investments in non-wholly owned Subsidiaries and Unconsolidated Affiliates, provided that the aggregate Investment therein shall not exceed twenty percent (20%) of Gross Asset Value;

(n)                                 Investments in assets located outside the United States, provided that the aggregate Investment therein shall not exceed ten percent (10%) of the Gross Asset Value;

(o)                                 Investments (i) in equipment which will be incorporated into the development of Data Center Properties, (ii) with utility companies to bring critical power to Data Center Properties, and (iii) with fiber optic companies to bring fiber optics to Data Center Properties.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of Borrower and Subsidiary Guarantors in the Investments described in § 8.3(j)-(n) exceed thirty-five percent (35%) of Gross Asset Value at any time.

For the purposes of this § 8.3, the Investment of Borrower or Subsidiary Guarantors in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of their Unconsolidated Affiliate’s Investment in Land Assets; plus (ii) such Person’s pro rata share of any other Investments valued at the GAAP book value.

§ 8.4                     Merger, Consolidation.  Borrower shall not, and shall not permit any other Loan Party to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of Borrower (other than any Subsidiary that is a Subsidiary Guarantor) with and into Borrower (it being understood and agreed that in any such event Borrower will be the surviving Person) and (ii) the merger or consolidation of two or more Subsidiaries of Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Subsidiary Guarantor.

§ 8.5                     Sale and Leaseback.  Borrower shall not, and shall not permit any other Loan Party to, enter into any arrangement, directly or indirectly, whereby any Loan Party shall sell or transfer any Real Estate owned by it in order that then or thereafter Borrower shall lease back such Real Estate without the prior written consent of the Agent, such consent not to be unreasonably withheld.

§ 8.6                     Compliance with Environmental Laws.  Borrower shall not, and shall not permit any other Loan Party to, do any of the following:  (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of Loan Parties’ or their tenants’ business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in material compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be expected to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in material compliance with all Environmental Laws), except as any such use, generation, conduct or other activity described in clauses (a) to (e) of this § 8.6 could not reasonably be expected to have a Material Adverse Effect.

Borrower shall, and shall cause each other Loan Party to:

(i)                                     in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action as required by such Laws (including, without limitation, the conducting of engineering tests at the sole expense of Loan Parties) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Eligible Real Estate Assets in violation of applicable Environmental Laws; and

(ii)                                  if any Release or disposal of Hazardous Substances which Loan Parties may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose such Loan Parties to liability shall occur or shall have occurred on any Eligible Real Estate Asset (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Eligible Real Estate Asset by Loan Parties), the relevant Loan Party shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Eligible Real Estate Asset in material compliance with all applicable Environmental Laws; provided, that each Loan Party shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings.

§ 8.7                     Distributions.

(a)                                 Borrower shall not pay any Distribution to the partners, members or other owners of Borrower, and REIT shall not pay any Distribution to its shareholders, if such Distribution is in excess of the amount which (i) when added to the amount of all other Distributions paid in the same calendar quarter and (A) the preceding calendar quarters from the date of this Agreement or (B) the preceding three (3) calendar quarters (whichever is less), would exceed ninety-five percent (95%) of such Person’s Funds from Operations for such period; provided that (x) the limitations contained in this § 8.7(a) shall not preclude Borrower from making Distributions each year to its owners, pro rata in accordance with percentage interests, such that the amount received by REIT is sufficient to cover (i) the liability of REIT for Taxes plus (ii) an amount equal to the greater of:  (1) the amount estimated by REIT in good faith after reasonable diligence to be necessary to permit REIT to distribute to its shareholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of REIT within the meaning of Section 857(b)(2) of the Code, determined without regard to deductions for dividends paid and the exclusions set forth in Sections 857(b)(2)(C), (D), (E) and (F) of the Code but including therein all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations Section 1.337(d)-6 or Treasury Regulations Section 1.337(d)-7 (whether or not such gains might otherwise be excluded or excludable therefrom); or (2) the amount that is estimated by REIT in good faith after reasonable diligence to be necessary either to maintain REIT Status of REIT (if REIT exists) or to enable REIT to avoid the incurrence of any tax for any calendar year that could be avoided by reason of a distribution by REIT to its shareholders, with such distributions to be made as and when determined by REIT, whether during or after the end of the relevant calendar year; and (y) REIT shall be allowed to pay Distributions of the amount received pursuant to this § 8.7(a) to its shareholders.

(b)                                 In the event that an Event of Default shall have occurred and be continuing, Borrower shall make no Distributions, and REIT shall not pay any Distribution to its shareholders, other than, if REIT exists and has elected REIT Status, Distributions pro rata in accordance with percentage interests to the owners of Borrower such that REIT receives an amount that is estimated by REIT in good faith after reasonable diligence to be necessary either to maintain REIT Status of REIT under the Code for any calendar year, or to enable REIT to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by REIT to its shareholders, with such distributions to be made as and when determined by REIT, whether during or after the end of the relevant tax year and REIT shall be allowed to make Distributions of such amounts to its shareholders.

(c)                                  Notwithstanding the foregoing, at any time when an Event of Default under § 12.1(a), (b), (h), (i) or (j) shall have occurred or the maturity of the Obligations has been accelerated, Borrower shall not, and shall not permit REIT to, make any Distributions whatsoever, directly or indirectly.

§ 8.8                     Asset Sales.  Except for the transactions described on Schedule 8.8 hereto, Borrower shall not, and shall not permit any other Loan Party to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction.  Borrower shall not, and shall not permit any other Loan Party to, sell, transfer or otherwise dispose of any Real Estate in one transaction or a series of transactions during any four (4) consecutive fiscal quarters in excess of an amount equal to thirty-five percent (35%) of Gross Asset Value, except as the result of a condemnation or casualty and except for the granting of Permitted Liens, as applicable, without the prior written consent of the Agent and the Required Lenders.

§ 8.9                     Intentionally Omitted.

§ 8.10              Restriction on Prepayment of Indebtedness.  Borrower shall not, and shall not permit any other Loan Party to, (a) prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations or the obligations under the Existing Credit Agreement or any agreement evidencing other Unsecured Debt, as applicable, after the occurrence of any Event of Default; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of § 8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by

Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness after the occurrence of an Event of Default.

§ 8.11              Zoning and Contract Changes and Compliance.  Borrower shall not, and shall not permit any other Loan Party to, initiate or consent to any zoning reclassification of any Eligible Real Estate Asset or seek any variance under any existing zoning ordinance or use or permit the use of any Eligible Real Estate Asset in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation.  Borrower shall not, and shall not permit any other Loan Party to, initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Eligible Real Estate Asset.

§ 8.12              Derivatives Contracts.  Borrower shall not, and shall not permit any other Loan Party to, contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Derivatives Contracts made in the ordinary course of business and not prohibited pursuant to § 8.1.

§ 8.13              Transactions with Affiliates.  Borrower shall not, and shall not permit any other Loan Party to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of Borrower), except (i) transactions in connection with the Management Agreements, (ii) transactions set forth on Schedule 6.15 attached hereto and (iii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§ 8.14              Management Fees.  Borrower shall not, and shall not permit any other Loan Party to, pay, or permit to be paid, any management fees or other payments under any Management Agreement for any Eligible Real Estate Asset to any manager that is an Affiliate of any Loan Party in the event that a Default or Event of Default shall have occurred and be continuing.

SECTION 9

FINANCIAL COVENANTS

Borrower covenants and agrees that, so long as the Loan or any Note is outstanding or any Lender has any obligation to make any Advance of the Loan, in the event that Borrower shall not be in compliance with any of the following covenants, Borrower shall, within thirty (30) days after knowledge thereof (except as to § 9.1, which shall be governed by the cure period set forth in § 3.2), prepay the Loan in an amount that is necessary or take such other action as may be necessary to comply with the financial covenants set forth below:

§ 9.1                     Unencumbered Asset Pool.  The outstanding principal balance of all Unsecured Debt shall not be greater than the Unencumbered Asset Pool Availability.

§ 9.2                     Consolidated Total Indebtedness to Gross Asset Value.  Consolidated Total Indebtedness shall not exceed sixty percent (60%) of Gross Asset Value.

§ 9.3                     Secured Debt to Gross Asset Value.  Secured Debt shall not exceed forty percent (40%) of Gross Asset Value.

§ 9.4                     Secured Recourse Indebtedness to Gross Asset Value.  Secured Recourse Indebtedness shall not exceed fifteen percent (15%) of Gross Asset Value; provided that, at any such time as

Borrower has received an Investment Grade Rating, the foregoing covenant shall be of no further force and effect and Borrower shall not be required to comply therewith.

§ 9.5                     Adjusted Consolidated EBITDA to Consolidated Fixed Charges.  The ratio of Adjusted Consolidated EBITDA determined for the most recently ended calendar quarter to Consolidated Fixed Charges for the most recently ended calendar quarter annualized, shall not be less than 1.70 to 1.0.

§ 9.6                     Minimum Consolidated Tangible Net Worth.  Borrower’s Consolidated Tangible Net Worth shall not be less than the sum of (i) $1,277,009,816.00, plus (ii) eighty percent (80%) of the sum of (A) any additional Net Offering Proceeds after January 3, 2013, plus (B) the value of interests in Borrower or interests in REIT issued upon the contribution of assets to Borrower or its Subsidiaries after January 3, 2013 (with such value determined at the time of contribution).

§ 9.7                     Unhedged Variable Rate Debt.  Unhedged Variable Rate Debt of Loan Parties and their respective Subsidiaries shall not exceed thirty percent (30%) of Gross Asset Value; provided that, at any such time as Borrower has received an Investment Grade Rating, the foregoing covenant shall be of no further force and effect and Borrower shall not be required to comply therewith.

§ 9.8                     Unencumbered Asset Pool.  In addition, at all times, the Unencumbered Asset Pool Availability shall be determined from at least three (3) Eligible Real Estate Assets having a Gross Asset Value of not less than $150,000,000; provided however, this minimum $150,000,000 Gross Asset Value amount shall be reduced on a pro rata basis with the termination of any portion of the aggregate Commitment.

SECTION 10

CLOSING CONDITIONS

The obligation of each Lender to make an Advance on the Closing Date shall be subject to the satisfaction of the following conditions precedent:

§ 10.1              Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.  The Agent shall have received a fully executed counterpart of each such document.

§ 10.2              Certified Copies of Organizational Documents.  The Agent shall have received from each Loan Party a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Eligible Real Estate Assets are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Loan Party, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§ 10.3              Resolutions.  All action on the part of each Loan Party, as applicable, necessary for the valid execution, delivery and performance by such Person of each Loan Document to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§ 10.4              Incumbency Certificate; Authorized Signers.  The Agent shall have received from each Loan Party an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party.  The Agent shall have also received from each Loan Party a certificate, dated as of the Closing Date, signed by a duly authorized representative of such Loan Party and giving the name and specimen signature of each Authorized Officer who shall be authorized (in the case of Borrower) to make Loan Requests and Conversion/Continuation Requests and (in the case of each Loan Party) to give notices and to take other action on behalf of Loan Parties under the Loan Documents.

§ 10.5              Opinion of Counsel.  The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to Loan Parties in form and substance reasonably satisfactory to the Agent.

§ 10.6              Payment of Fees.  Loan Parties shall have paid to the Agent the fees payable to the Agent or any Lender pursuant to § 4.2.

§ 10.7              Insurance.  If requested by the Agent, the Agent shall have received certificates evidencing all policies of insurance as required by this Agreement or the other Loan Documents.

§ 10.8              Performance; No Default.  Loan Parties shall have performed and complied with all terms and conditions herein required to be performed or complied with by them on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§ 10.9              Representations and Warranties.  The representations and warranties made by Loan Parties in the Loan Documents or otherwise made by or on behalf of Loan Parties and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§ 10.10       Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require, including all documentation required by any Lender to satisfy the requirements of § 6.30.

§ 10.11       Eligible Real Estate Qualification Documents.  The Eligible Real Estate Qualification Documents for each Eligible Real Estate Asset included in the Unencumbered Asset Pool as of the Closing Date shall have been delivered to the Agent at Loan Parties’ expense and shall be in form and substance reasonably satisfactory to the Agent.

§ 10.12       Compliance Certificate.  The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating pro forma compliance with each of the covenants calculated therein based upon REIT’s most recent Form 10-Q.  Further, such Compliance Certificate shall include within the calculation of Net Operating Income any Eligible Real Estate Assets which have been owned for less than a calendar quarter, and shall be based upon financial data and information with respect to Eligible Real Estate Assets as of the end of the most recent calendar month as to which data and information is available.

§ 10.13       [Reserved].

§ 10.14       Consents.  The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§ 10.15       Other.  The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

SECTION 11

CONDITIONS TO ALL ADVANCES

The obligation of each Lender to make an Advance on the Closing Date and any subsequent Advance shall also be subject to the satisfaction of the following conditions precedent:

§ 11.1              Prior Conditions Satisfied.  All conditions set forth in § 10 shall continue to be satisfied as of the date upon which any Advance is to be made.

§ 11.2              Representations True; No Default.  Each of the representations and warranties made by or on behalf of Loan Parties or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Advance, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§ 11.3              Borrowing Documents.  The Agent shall have received a fully completed Loan Request for such Advance and the other documents and information (including, without limitation, a Compliance Certificate; provided, however, that the calculation of Gross Asset Value in such Compliance Certificate need only contain the Gross Asset Value calculation submitted to the Agent in the most recent quarterly Compliance Certificate delivered pursuant to § 7.4(c), subject to any adjustments necessary to reflect any newly acquired or sold Real Estate since the date of such quarterly Compliance Certificate) as required by § 2.7.

SECTION 12

EVENTS OF DEFAULT; ACCELERATION; ETC.

§ 12.1              Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)                                 Borrower shall fail to pay any principal of the Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)                                 Borrower shall fail to pay any interest on the Loan within five (5) days of the date that the same shall become due and payable or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within ten (10) days after notice from the Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)                                  Borrower shall fail to comply with the covenant contained in § 9.1 and such failure shall continue uncured after written notice thereof shall have been given to Loan Parties by the Agent as provided in § 3.2;

(d)                                 Borrower shall fail to perform any other term, covenant or agreement contained in § 9.2, § 9.3, § 9.4, § 9.5, § 9.6, § 9.7 or § 9.8 and such failure shall continue for the thirty (30) day cure period provided in the preamble to Article 9 after written notice thereof shall have been given to Loan Parties by the Agent as provided in the preamble to Article 9;

(e)                                  any Loan Party shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this § 12 (including, without limitation, § 12.2 below) or in the other Loan Documents), and such failure shall continue for thirty (30) days after Loan Parties’ receipt from the Agent of written notice thereof, and in the case of a default that cannot be cured within such thirty (30) day period despite Loan Parties’ diligent efforts but is susceptible of being cured within ninety (90) days of Loan Parties’ receipt of the Agent’s original notice, then Loan Parties shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Loan Parties’ receipt of the Agent’s original notice;

(f)                                   any material representation or warranty made by or on behalf of Loan Parties or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for an Advance, or in any other document or instrument delivered pursuant to or in connection with the Loan, any Advance, this Agreement, or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g)                                  any Loan Party shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of notice and grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received or other Indebtedness, or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness and the holder or holders thereof or of any obligations issued thereunder have accelerated the maturity thereof; provided that the events described in §12.1(g) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(g), involve singly or in the aggregate obligations for (x) any Indebtedness which is recourse to Borrower or any of the Subsidiary Guarantors (including, without limitation, Secured Recourse Indebtedness) totaling in excess of $25,000,000 or (y) Non-Recourse Indebtedness of Borrower or any of the Subsidiary Guarantors totaling in excess of $50,000,000;

(h)                                 any Loan Party or REIT, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(i)                                     a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any Loan Party or REIT or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(j)                                    a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any Loan Party or REIT or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k)                                 there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days one or more uninsured or unbonded final judgments against Borrower or any Subsidiary Guarantor that, either individually or in the aggregate, exceed $50,000,000;

(l)                                     any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Loan Party, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m)                             any dissolution, termination, partial or complete liquidation, merger or consolidation of any Loan Party shall occur or any sale, transfer or other disposition of the assets of any Loan Party shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;

(n)                                 with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and such event reasonably would be expected to result in liability of any Loan Party to pay money to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $25,000,000 and one of the following shall apply with respect to such event:  (x) such event in the circumstances occurring reasonably would be expected to result in the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o)                                 any Change of Control shall occur; or

(p)                                 an Event of Default under any of the other Loan Documents shall occur;

then, and upon any such Event of Default, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to Loan Parties declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; provided that in the event of any Event of Default specified in § 12.1(h), § 12.1(i) or § 12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.

§ 12.2              Certain Cure Periods; Limitation of Cure Periods.

(a)                                 Notwithstanding anything contained in § 12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in § 12.1(b) in the event that Loan Parties cure such Default within five (5) Business Days after the date such payment is due, provided that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in § 12.1(e) in the event that, if such Default consists of the failure to provide insurance as required by § 7.7, Loan Parties cure such Default within fifteen (15) days following receipt of written notice of such Default or with respect to the occurrence of any other failure described in § 12.1(e) in the event such failure shall continue for thirty (30) days after Loan Parties’ receipt from the Agent of written notice thereof, and in the case of a default that cannot be cured within such thirty

(30) day period despite Loan Parties’ diligent efforts but is susceptible of being cured within ninety (90) days of Loan Parties’ receipt of the Agent’s original notice, then Loan Parties shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Loan Parties’ receipt of the Agent’s original notice, provided that the provisions of this clause (ii) shall not pertain to any default consisting of a failure to comply with § 8.1, § 8.2, § 8.3, § 8.4, § 8.7, § 8.8, or § 8.14, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

(b)                                 In the event that there shall occur any Default that affects only certain Eligible Real Estate Assets or the owner(s) thereof (if such owner is a Subsidiary Guarantor), then Loan Parties may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have the Agent remove such Eligible Real Estate Asset from the calculation of Unencumbered Asset Pool  Availability and by reducing the outstanding principal amount of the Loan by the amount of the Unencumbered Asset Pool  Availability attributable to such Eligible Real Estate Asset, in which event such removal and reduction shall be completed within thirty (30) days after receipt of notice of such Default from the Agent or the Required Lenders.

§ 12.3              Termination of Commitments.  If any one or more Events of Default specified in § 12.1(h), § 12.1(i) or § 12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit and the Commitments hereunder shall automatically terminate and the Lenders shall be relieved of all obligations to make Advances to Borrower, and all Obligations shall be deemed automatically accelerated and declared due and payable in full.  If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to Loan Parties, terminate the obligation to make Advances to Borrower and accelerate the Obligations as provided in § 12.1 above.  No termination under this § 12.3 shall relieve Loan Parties of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§ 12.4              Remedies.  To the extent permitted by applicable law, in case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loan pursuant to § 12.1, the Agent on behalf of the Lenders may, and upon the consent of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof.  No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  Notwithstanding the provisions of this Agreement providing that the Loan may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default.  If any Loan Party fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Agent in connection therewith, shall be payable by Loan Parties upon demand and shall constitute a part of the Obligations and shall if not paid within thirty (30) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, Loan Parties shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§ 12.5              Distribution of Collateral Proceeds.  In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of Loan Parties, such monies shall be distributed for application as follows:

(a)                                 First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in accordance with the terms of the Loan Documents in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)                                 Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in the following order:

(i)                                     to any other fees and expenses due to the Lenders under the Loan Documents until paid in full;

(ii)                                  to the payment of accrued and unpaid interest on the Loan, for the ratable benefit of the Lenders, until paid in full;

(iii)                               payments of unpaid principal of the Advances and amounts constituting obligations under any Approved Derivatives Contract, to be paid to the Lenders and/or any counterparty under an Approved Derivatives Contract, equally and ratably in accordance with the respective amounts thereof then due and owing to such Persons until paid in full;

(iv)                              to payment of all other amounts due under any of the Loan Documents to be applied for the ratable benefit of the Agent and/or the Lenders until paid in full.

(c)                                  Third, the excess, if any, shall be returned to Loan Parties or to such other Persons as are entitled thereto.

SECTION 13

SETOFF

During the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender or any Affiliate thereof to Borrower and any securities or other property of Borrower in the possession of such Lender or any Affiliate may, without notice to Borrower (any such notice being expressly waived by Borrower) but with the prior written approval of the Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower to such Lender.  Each of the Lenders agrees with each other Lender that if such Lender shall receive from Borrower, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

Notwithstanding the foregoing, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of § 14.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.

SECTION 14

THE AGENT

§ 14.1              Authorization.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship.  The Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Loan Parties and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§ 14.2              Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.  The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by Loan Parties.

§ 14.3              No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by the Agent with the consent or at the request of the Required Lenders (or such larger percentage of Lenders as may be required hereunder).  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or Loan Parties referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§ 14.4              No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the

Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of Loan Parties or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents (except that the Agent shall confirm receipt of the items required to be delivered to it in §§ 10 and 11 hereof).  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by Loan Parties or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of Loan Parties or any of their respective Subsidiaries, or the value of the Unencumbered Asset Pool or any other assets of Loan Parties or any of their respective Subsidiaries.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  The Agent’s Special Counsel has only represented the Agent and RBC in connection with the Loan Documents and the only attorney client relationship or duty of care is between the Agent’s Special Counsel and the Agent or RBC.  Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§ 14.5              Payments.

(a)                                 A payment by Loan Parties to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.  In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(b)                                 If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§ 14.6              Holders of Notes.  Subject to the terms of § 18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§ 14.7              Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, reasonable expenses (including any expenses for which the Agent has not been reimbursed by Borrower as required by § 15 and without limiting Borrower’s obligation to do so), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.  The agreements in this § 14.7 shall survive the payment of all amounts payable under the Loan Documents.

§ 14.8              The Agent as Lender.  In its individual capacity, RBC shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Advances made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§ 14.9              Resignation.  The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and Loan Parties.  The Required Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct or, to the extent permitted by Legal Requirements, if the Person serving as Agent is a Defaulting Lender pursuant to clause (d) or clause (e) of the definition thereof.  Upon any such resignation, or removal, the Required Lenders, subject to the terms of § 18.1, shall have the right to appoint as a successor Agent any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000; provided that any such replacement Agent shall have a Commitment Percentage of not less than ten percent (10%).  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to Loan Parties.  If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as the Agent.  After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.  Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§ 14.10       Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.  Without limiting the generality of the foregoing, if the Agent reasonably determines payment is in the best interest of all the Lenders, the Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and the Agent shall promptly thereafter notify the Lenders of such action.  Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by Loan Parties (and without limiting Loan Parties’ obligation to do so) within such period with respect to the Eligible Real Estate Assets.  The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§ 14.11       Bankruptcy.  In the event a bankruptcy or other insolvency proceeding is commenced by or against any Loan Party with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders.  Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement.

§ 14.12       Intentionally Omitted.

§ 14.13       Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Advance.  The Agent may consult with legal counsel (who may be counsel for Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§ 14.14       Approvals.  If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of  approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof.  To the extent that any Lender does not approve any recommendation of the Agent, such Lender shall in such notice to the Agent describe the actions that would be acceptable to such Lender.  If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.  In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by the Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request.  The Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless the Agent and such other Lenders have otherwise been notified in writing.

§ 14.15       Loan Parties Not Beneficiary.  Except for the provisions of § 14.9 relating to the appointment of a successor Agent, the provisions of this § 14 are solely for the benefit of the Agent and the Lenders, may not be enforced by Loan Parties, and except for the provisions of § 14.9, may be modified or waived without the approval or consent of Loan Parties.

§ 14.16       Defaulting Lenders.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i)                                     That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in § 27.

(ii)                                  Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to § 13), shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advances in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and Loan Parties, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists or non-defaulting Lenders have been paid in full all amounts then due, to the payment of any amounts owing to Loan Parties as a result of any judgment of a court of competent jurisdiction obtained by Loan Parties against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advance was made at a time when the conditions set forth in § 11 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               [Intentionally Omitted].

(iv)                              [Intentionally Omitted].

(v)                                 During any period that a Lender is a Defaulting Lender, Loan Parties may, by giving written notice thereof to the Agent, such Defaulting Lender, and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of § 18.1, with Loan Parties being obligated to pay the applicable assignment fee due under § 18.2 in the event same is not paid by the Defaulting Lender, provided further that the amount of such fee shall be deducted from any payments to be made to the Defaulting Lender under this § 14.16(a)(v).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated to, in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of § 18.1.  No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection (ii), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Loan Parties and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting

Lender’s full pro rata share of all Advances.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)                                 Defaulting Lender Cure.  If Loan Parties and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loan to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentage (without giving effect to § 14.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Loan Parties while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 15

EXPENSES

Borrower agrees to pay, to the extent incurred by Agent (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) all engineer’s fees, environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) all other reasonable out of pocket fees, expenses and disbursements (other than Taxes unless such payment is otherwise required pursuant to the terms of this Agreement) of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Eligible Real Estate Assets, the review of leases, the making of each Advance hereunder, and the third party out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments pursuant to § 18 hereof, and (d) without duplication, all out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against Loan Parties or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with Loan Parties (provided that any attorneys’ fees and costs pursuant to this clause (d) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (e) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by the Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (f) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loan.  The covenants of this § 15 shall survive the repayment of the Loan and the termination of the obligations of the Lenders hereunder.

SECTION 16

INDEMNIFICATION

Borrower agrees to indemnify and hold harmless the Agent, the Lenders and the Arrangers and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Arrangers against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Eligible Real Estate Assets or the Loan by parties claiming by or through Loan Parties, (b) any condition of the Eligible Real Estate Assets or any other Real Estate, (c) any actual or proposed use by Loan Parties of the proceeds of any of the Advances, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of Loan Parties, (e) Loan Parties entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Eligible Real Estate Assets or any other Real Estate, (g) with respect to Loan Parties and their respective properties and assets the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) to the extent used by Loan Parties, any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that Borrower shall not be obligated under this § 16 or otherwise to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.  In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of Borrower under this § 16 are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this § 16 shall survive the repayment of the Loan and the termination of the obligations of the Lenders hereunder.

SECTION 17

SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of Loan Parties or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any Advances, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Advance.  The indemnification obligations of Loan Parties provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of Loan Parties or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

SECTION 18

ASSIGNMENT AND PARTICIPATION

§ 18.1              Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loan at the time owing to it and the Notes held by it); provided that (a) the Agent and, unless an Event of Default has occurred and is continuing at the time of any such assignment, Borrower, shall have each given its respective prior written consent to such assignment, which consent in each case shall not be unreasonably withheld or delayed, and shall not be required if such assignment is to an Approved Fund, an existing Lender or a Lender Affiliate, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment in the event an interest in the Loan is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit F annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, any Loan Party or REIT, (e) such assignee shall acquire an interest in the Loan of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof (or if less, the remaining portion of the Loan held by the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, Borrower, (f) in no event shall any assignment be to a natural person, and (g) no assignment shall be permitted without the prior written consent of the Agent until the earlier of the date (i) which is thirty (30) days after the Closing Date, or (ii) that the Agent shall have notified the Lenders that syndication of the Commitments hereunder has been completed.  Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in § 18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment.  In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, Loan Parties and REIT.

§ 18.2              Register.  The Agent shall maintain on behalf of Loan Parties a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of and interest on the Loan owing to the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary.  The Register shall be available for inspection by Loan Parties and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500, which the Agent may, in its sole discretion, elect to waive in the case of any assignment.

§ 18.3              New Notes.  Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register.  Within five (5) Business Days after receipt of notice of such assignment from the Agent, Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to Borrower.

§ 18.4              Participations.  Any Lender may at any time, without the consent of, or notice to, Loan Parties or the Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Loan Parties or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Loan Parties, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in § 27(a), (b), (c) or (h) that affects such Participant.  Loan Parties agree that each Participant shall be entitled to the benefits of §§ 4.9 and 4.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to § 18.1; provided a Participant shall not be entitled to receive any greater payment under §§ 4.9 and 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  To the extent permitted by law, each Participant also shall be entitled to the benefits of § 13 as though it were a Lender, provided such Participant agrees to be subject to § 13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loan or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, the Loan or its other Obligations under any Loan Document) to any Person, except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§ 18.5              Pledge by Lender.  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it, if any), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or the central bank of any country in which such Lender is organized.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§ 18.6              No Assignment by Borrower.  Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§ 18.7              Disclosure.  Each of the Agents, the Arrangers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and provided further that such Persons who are not employees of such Affiliate are advised of the provision of this §18.7 and sign a confidentiality agreement reasonably acceptable to Loan Parties), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, it being understood that in the event that Agents, Arrangers and Lenders are requested or required by law or regulations to disclose any of the Information, they shall provide Loan Parties with prompt written notice, unless such notice is prohibited by law, of any such request or requirement so that Loan Parties may seek a protective order or other appropriate remedy, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a confidentiality agreement containing provisions at least as restrictive as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement and (ii) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives, provided that such Persons who are not employees of such prospective party are also advised of the provision of this §18.7 and sign a confidentiality agreement reasonably acceptable to Loan Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Loan Parties and their obligations, this Agreement or payments hereunder, (g) to any rating agency, (h) to the CUSIP Service Bureau or any similar organization, (i) with the consent of Borrower, (j) to external auditors as may be required by a Lender’s policies or policies of any governmental or quasi governmental entity affecting a Lender, or (k) to the extent such Information (i) becomes publicly available other than as a result of a breach of this § 18.7 or (ii) becomes available to the Agent, such Arranger or such Lender or any of their respective Affiliates on a non-confidential basis from a source other than any Loan Party or any of their Subsidiaries without the Agent, such Arranger or such Lender or any of their respective Affiliates having knowledge that a duty of confidentiality to Loan Parties or any of their Subsidiaries has been breached.  In addition, the Agent, Arrangers and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent, Arrangers and Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information that any Loan Party furnishes to the Agent, any Arranger or any Lender in writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than by way of a breach of the confidentiality provisions of this § 18.7 or that is or becomes available to the Agent, such Arranger or such Lender from a source other than Loan Parties, the Agent, the Arranger or any Lender and not in violation of any confidentiality agreement with respect to such information that is actually known to the Agent, such Arranger or such Lender.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

§ 18.8              Titled Agents.  The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§ 18.9              Mandatory Assignment.  In the event Borrower requests that any amendment, modification or waiver be made to this Agreement or any of the other Loan Documents which request is approved by the Agent but is not approved by one or more of the Lenders or such Lender fails to respond within ten (10) days after the first date on which such consent was solicited in writing from the Lenders by the Agent (any such non-consenting or non-responding Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) days after the expiration of such ten (10) day period (or, if earlier, Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender), Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) days of the earlier of expiration of such period or receipt of such notice, to elect to cause the Non-Consenting Lender to transfer all of its interests, rights and obligations under this Agreement (including all of its Commitment Percentage and Commitment and the same portion of the Loan at the time owing to it and the Notes held by it) (collectively, the “Transferred Interest”) to a Lender or a Replacement Lender.  The Agent shall promptly (but in any event, no later than five (5) Business Days after receipt of such notice from Borrower) notify the remaining Lenders (each such notice, the “Lender Offer Notice”) that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Transferred Interest, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Transferred Interest within ten (10) Business Days of receipt of the Lender Offer Notice, then Borrower may endeavor to find a new Lender or Lenders to acquire such remaining portion of the Transferred Interest, such Lender or Lenders to be subject to the approval of the Agent, such approval not to be unreasonably withheld (such Lender, the “Replacement Lender”).  Upon any such purchase of the Transferred Interest of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by the Agent to surrender and transfer such Transferred Interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Lender’s original Note (if any).  Notwithstanding anything in this § 18.10 to the contrary, any Lender or other Lender assignee acquiring some or all of the Transferred Interest of the Non-Consenting Lender must consent to the proposed amendment, modification or waiver.  The purchase price to be paid by the acquiring Lenders for the Non-Consenting Lender’s Transferred Interest shall equal the principal owed to such Non-Consenting Lender, and Borrower shall pay to such Non-Consenting Lender in addition thereto and as a condition to such sale any and all other amounts outstanding and owed by Loan Parties to the Non-Consenting Lender hereunder or under any of the other Loan Documents, including all accrued and unpaid interest or fees which would be owed to such Non-Consenting Lender hereunder or under any of the other Loan Documents if the Loan were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Transferred Interest.  No registration fee under § 18.2 shall be required in connection with such assignment.  If such Non-Consenting Lender does not execute and deliver to the Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Agent (but in any event, no later than five (5) Business Days) after the later of (i) the date on which the Replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (ii) the date on which the Non-Consenting Lender receives all payments required to be paid to it by this § 18.10, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such assigning Lender.

SECTION 19

NOTICES

Each notice, demand, election or request (hereinafter in this § 19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed as follows:

If to the Agent or RBC:

Royal Bank of Canada
20 King Street, 4th Floor
Toronto, Ontario M5H 1C4

Attn:  Manager, Agency Services Group
Telecopy No.:  (416) 842-4023

With a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York  10022
Attn:  Malcolm K. Montgomery, Esq.
Telecopy No.:  (646) 848-7587

If to Loan Parties:

CoreSite L.P.
1001 17th Street, Suite 500

Denver, CO  80202

Attn:                    Mr. Adam Post

Telecopy No.:  (855) 232-0594

CoreSite L.P.
1001 17th Street, Suite 500

Denver, CO  80202

Attn:                    General Counsel

Telecopy No.:  (855) 232-0594

With a copy to:

Latham & Watkins LLP
885 Third Avenue

New York, NY 10022
Attn:  Dara Denberg, Esquire

With a copy to:

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, DC 20004-1304
Attn:  Jeffrey R. Chenard, Esquire

to any Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days prior Notice thereof, Loan Parties, a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.  For purposes of this Agreement, delivery by Agent or any Lender of any notice to Borrower shall constitute delivery of such notice to all Loan Parties.

SECTION 20

RELATIONSHIP

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to Loan Parties or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Agent, and Loan Parties is solely that of a lender and borrower or guarantor, as applicable, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint ventures or any other relationship other than lender and borrower or guarantor.

SECTION 21

GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401.  BORROWER, THE AGENT AND THE LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT SHALL BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE AND COUNTY OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN).  BORROWER, THE AGENT AND THE LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.  BORROWER, THE AGENT AND THE LENDERS FURTHER AGREE THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN § 19 HEREOF.  NOTWITHSTANDING THE FOREGOING, IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF BORROWER EXIST AND BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN § 19 HEREOF.

SECTION 22

HEADINGS

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

SECTION 23

COUNTERPARTS

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by email with a pdf or similar attachment shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 24

ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in § 27.

SECTION 25

WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS

EACH OF BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS § 25.  BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS § 25 WITH LEGAL COUNSEL AND THAT BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

SECTION 26

DEALINGS WITH LOAN PARTIES

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with Loan Parties and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder.  The Lenders acknowledge that, pursuant to such activities, RBC or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

SECTION 27

CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders.  Notwithstanding the foregoing, no such amendment, waiver or consent shall result in:  (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest) without the written consent of each Lender entitled to receive such amount; provided, however, that for the avoidance of doubt, an amendment to any financial covenant hereunder (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any Advance, shall require the consent of the Required Lenders; (b) an increase in the amount of the Commitment of any Lender without the written consent of such Lender; (c) a forgiveness, reduction, or waiver of the principal of any unpaid Advance or any interest thereon or fee payable under the Loan Documents due to the Lenders (or any of them) (other than a reduction or waiver of default interest) without the written consent of each Lender entitled to receive such payment; provided, however, that for the avoidance of doubt, an amendment to any financial covenant hereunder (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any Advance or reduce any fee payable hereunder, shall require the written consent of the Required Lenders; (d) a change in the amount of any fee payable to a Lender hereunder without the written consent of each Lender entitled to receive such payment; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan or fee payable under the Loan Documents due to the Lenders (or any of them) without the written consent of each Lender entitled to receive such payment; (f) an extension of the Maturity Date with respect to the Commitment and Advances of any Lender without the written consent of such Lender; (g) a change in the manner of distribution of any payments to the Lenders or the Agent without the written consent of each Lender directly and adversely affected thereby; (h) the release of Borrower or any Subsidiary Guarantor except as otherwise provided in §5.2 or §5.4; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders without the written consent of all Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by Borrower other than based on its Commitment Percentage without the written consent of all Lenders; (k) an amendment to this § 27 without the written consent of all Lenders; (l) an amendment or modification to the definition of Unencumbered Asset Pool Availability (or any defined term referenced therein) which would result in an increase in availability derived from Leased Assets without the written consent of all Lenders; or (m) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action without the written consent of all Lenders.  The provisions of § 14 may not be amended without the written consent of the Agent.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

The provisions in §§ 5.1 through 5.4, § 6, §§ 7.2 through 7.22, § 8, § 9 and § 12.1 of this Agreement, including, in each case, any associated definitions in § 1.1, contain essentially the same provisions with respect to REIT, Loan Parties and their Subsidiaries as those contained in §§ 5.1 through 5.4, § 6,  §§ 7.2 through 7.22, § 8, § 9 and § 12.1 of the Existing Credit Agreement and in the associated definitions in the Existing Credit Agreement (the “Revolver Provisions”).  In the event that there is (x) an approval by the “Required Lenders” (as defined in the Existing Credit Agreement) of the addition of Eligible Real Estate in the calculation of Unencumbered Asset Pool Value which does not meet one or more of the Unencumbered Property conditions set forth in § 5.1, or (y) a proposal to modify, waive or restate, or request a consent or approval with respect to, the Revolver Provisions (including any associated definitions) of the Existing Credit Agreement in writing (which may include a written waiver of an existing actual or potential default or event of default that is intended to be eliminated by such modification, restatement or waiver) (each of the foregoing in clauses (x) and (y), a “Proposed Modification”), then (A) any Lender under this Agreement shall be deemed to have automatically approved the Proposed Modification hereunder of any corresponding Revolver Provisions contained in this Agreement for purposes of determining if the requisite approvals hereunder have been obtained if such Lender or an Affiliate of such Lender approved the Proposed Modification under the Existing Credit Agreement in its capacity as a “Lender” under the Existing Credit Agreement and (B) in the case that the Lenders under this Agreement described in clause (A) above constitute the Required Lenders hereunder, then simultaneously with the agreement to or granting of such Proposed Modification under the Existing Credit Agreement, this Agreement shall be deemed modified or restated, or such waiver, consent or approval granted, in a manner consistent with the Proposed Modifications under the Existing Credit Agreement, unless such modification, restatement, waiver, consent or approval requires the consent of each Lender or each Lender directly and adversely affected thereby under the terms of this § 27.  If requested by Borrower or the Agent, Borrower, REIT, Loan Parties and each approving Lender (including any Lender deemed to have approved pursuant to this § 27) shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval under, this Agreement memorializing such modification, restatement, waiver, consent or approval.

SECTION 28

SEVERABILITY

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

SECTION 29

TIME OF THE ESSENCE

Time is of the essence with respect to each and every covenant, agreement and obligation of Loan Parties under this Agreement and the other Loan Documents.

SECTION 30

NO UNWRITTEN AGREEMENTS

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

SECTION 31

REPLACEMENT NOTES

Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

SECTION 32

NO THIRD PARTIES BENEFITED

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of Loan Parties, the Lenders, the Agent and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Advances, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Advances in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so.  In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by Loan Parties or any of their Subsidiaries of any development or the absence therefrom of defects.

SECTION 33

PATRIOT ACT

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Loan Parties in accordance with the Patriot Act.

SECTION 34

[INTENTIONALLY OMITTED.]

SECTION 35

[INTENTIONALLY OMITTED]

SECTION 36

[INTENTIONALLY OMITTED]

SECTION 37

[INTENTIONALLY OMITTED]

SECTION 38

ACKNOWLEDGMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the writedown and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(ii)           the effects of any Bail-In Action on any such liability, including, if applicable:

(A)          a reduction in full or in part or cancellation of any such liability;

(B)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Balance of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be duly executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation

By:	/s/ Jeffrey S. Finnin
	Name:	Jeffrey S. Finnin
	Title:	Chief Financial Officer

(SEAL)

[Signature Page to Amended and Restated Term Loan Agreement]

AGENT:

ROYAL BANK OF CANADA, as Agent

By:	/s/ Rodica Dutka
	Name:	Rodica Dutka
	Title:	Manager, Agency

Royal Bank of Canada

20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Attention:  Manager, Agency Services Group

Facsimile:  (416) 842-4023

LENDERS:

ROYAL BANK OF CANADA, as Lender

By:	/s/ Rina Kansagra
	Name:	Rina Kansagra
	Title:	Authorized Signatory

Royal Bank of Canada

200 Vesey Street

New York, NY 10281

Attention:  Manager, Loans Administration

Telephone:  (877) 332-7455

Facsimile:  (212) 428-2372

[Signature Page to Amended and Restated Term Loan Agreement]

REGIONS BANK

By:	/s/ Kerri L. Raines
	Name:	Kerri L. Raines
	Title:	Senior Vice President

Regions Bank

6805 Morrison Boulevard, Suite 100

Charlotte, NC 28211

Attention: Kerri Raines

Telephone: (704) 362-3564

Facsimile: (704) 362-3594

[Signature Page to Amended and Restated Term Loan Agreement]

THE TORONTO-DOMINION BANK, NEW YORK
BRANCH

	By:	/s/ Annie Dorval
		Name:	Annie Dorval
		Title:	Authorized Signatory

The Toronto-Dominion Bank, New York Branch
c/o TD Securities

[Signature Page to Amended and Restated Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Ricky Nahal
	Name:	Ricky Nahal
	Title:	Vice President

Wells Fargo Bank, National Association
1800 Century Park East, 12th Floor
Los Angeles, CA 90067
Attention: Kevin A. Stacker
Telephone: (310) 789-3768
Facsimile: (310) 789-8999

[Signature Page to Amended and Restated Term Loan Agreement]

COBANK, ACB

By:	/s/ Jacqueline Bove
	Name:	Jacqueline Bove
	Title:	Vice President

CoBank, ACB

6340 S. Fiddlers Green Circle

Greenwood Village, CO 80111

Attention:  Jackie Bove

Telephone:  (303) 740-4154

Facsimile:  (303) 224-2677

[Signature Page to Amended and Restated Term Loan Agreement]

CITIBANK, N.A.

By:	/s/ John C. Rowland
	Name:	John C. Rowland
	Title:	Vice President

Citibank, N.A.

388 Greenwich Street, 6th Floor

New York, NY 10013

Attention:  John C. Rowland

Telephone: (212) 816-4947

[Signature Page to Amended and Restated Term Loan Agreement]

SUNTRUST BANK

By:	/s/ Alexander H. Rownd
	Name:	Alexander H. Rownd
	Title:	Vice President

SunTrust Bank
303 Peachtree St. NE, 22nd Floor
Atlanta, GA 30308
Attention: Alexander H. Rownd
Telephone: 404-813-0510
Facsimile: 404-813-2000

[Signature Page to Amended and Restated Term Loan Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Dennis Kwan
	Name:	Dennis Kwan
	Title:	Vice President

Bank of America, N.A.

555 California Street, 6th Floor

San Francisco, CA 94104

Attention:  Dennis Kwan

Telephone: 415-913-4697
Facsimile:  415-503-5055

[Signature Page to Amended and Restated Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Brandon K. Fiddler
	Name:	Brandon K. Fiddler
	Title:	Senior Vice President

PNC Bank, National Association

1075 Peachtree St. NE

Ste 1800

Atlanta, GA 30309

Attention:  Brandon Fiddler

Telephone: 404.495.6367
Facsimile:  404.495.6099

[Signature Page to Amended and Restated Term Loan Agreement]

EXHIBIT A

FORM OF TERM LOAN NOTE

$	, 2017

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                     (“Payee”), or order, in accordance with the terms of that certain Amended and Restated Term Loan Agreement, dated as of [           ], 2017, as from time to time in effect, among CoreSite, L.P., Royal Bank of Canada, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Loan Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of                   ($          ), with daily interest from the date thereof, computed as provided in the Loan Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Loan Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Loan Agreement.  Interest shall be payable on the dates specified in the Loan Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

Payments hereunder shall be made to the Agent for the Payee at 200 Vesey Street, 12th Floor, New York, New York 10281-8098, or at such other address as Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by the Agent.

This Note is one of one or more Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Loan Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Loan Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Loan Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by

Exh. A-1

applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Loan Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law § 5-1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Loan Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

Exh. A-2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation

By:
Name:
Title:

(SEAL)

Exh. A-3

EXHIBIT B

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of                   , 20  , by                                , a                            (“Joining Party”), and delivered to Royal Bank of Canada, as Agent, pursuant to § 5.3 of the Amended and Restated Term Loan Agreement, dated as of [      ], 2017, as from time to time in effect (the “Loan Agreement”), among CoreSite, L.P. (the “Borrower”), Royal Bank of Canada, for itself and as Agent, and the other Lenders from time to time party thereto.  Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Loan Agreement.

RECITALS

A.            Joining Party is required, pursuant to § 5.3 of the Loan Agreement, to become an additional Subsidiary Guarantor under that certain Second Amended and Restated Guaranty dated as of [      ], 2017 (the “Guaranty”).

B.            Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the Loan under the Loan Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

Joinder.  By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” under the Loan Agreement, the Guaranty and the other Loan Documents with respect to all the Obligations of Borrower now or hereafter incurred under the Loan Agreement and the other Loan Documents.  Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Subsidiary Guarantor under the Loan Agreement, the Guaranty and the other Loan Documents.

Representations and Warranties of Joining Party.  Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Loan Agreement), the representations and warranties contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor on and as of the Effective Date as though made on that date.  As of the Effective Date, all covenants and agreements in the Loan Documents of the Subsidiary Guarantors are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

Joint and Several.  Joining Party hereby agrees that, as of the Effective Date, the Loan Agreement, the Notes and the other Loan Documents heretofore delivered to the Agent and the

Exh. B-1

Lenders shall be a joint and several obligation of Joining Party to the same extent as if initially executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Loan Agreement, the Notes and the other Loan Documents to confirm such obligation.

Further Assurances.  Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW § 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Counterparts.  This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

The effective date (the “Effective Date”) of this Joinder Agreement is                  , 20  .

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

, a

By:
Name:
Title:
[SEAL]

ACKNOWLEDGED:

ROYAL BANK OF CANADA, as Agent

By:
Its:
[Printed Name and Title]

Exh. B-2

EXHIBIT C

FORM OF REQUEST FOR ADVANCE

Royal Bank of Canada, as Agent
20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Attention: Manager, Agency Services Group

Facsimile: (416) 842-4023

Ladies and Gentlemen:

Pursuant to the provisions of § 2.7 of the Amended and Restated Term Loan Agreement, dated as of [             ], 2017 (as the same may hereafter be amended, the “Loan Agreement”), among CoreSite, L.P. (the “Borrower”), Royal Bank of Canada for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:

1.             Advance.  The undersigned Borrower hereby requests an Advance of the Loan under the Loan Agreement:

Principal Amount:  $
Type (LIBOR Rate, Base Rate):
Drawdown Date:
Interest Period for LIBOR Rate Advance:

by credit to the general account of Borrower with the Agent at the Agent’s Head Office.

Use of Proceeds.  Such Loan shall be used for purposes permitted by § 2.9 of the Loan Agreement.

No Default.  The undersigned Authorized Officer or chief financial officer or chief accounting officer of Borrower certifies that Borrower and Guarantors are in compliance with all covenants under the Loan Documents after giving effect to the making of the Advance requested hereby and no Default or Event of Default has occurred and is continuing.  Attached hereto is an Unencumbered Asset Pool Certificate setting forth a calculation of the Unencumbered Asset Pool Availability after giving effect to the Advance requested hereby.  No condemnation proceedings are pending or, to the undersigned knowledge, threatened against any Eligible Real Estate Asset.

Representations True.  The undersigned Authorized Officer or chief financial officer or chief accounting officer of Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of Borrower or its respective Subsidiaries (if applicable), contained in the Loan Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Loan Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Advance requested

Exh. C-1

hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

Other Conditions.  The undersigned chief financial officer or chief accounting officer of Borrower certifies, represents and agrees that all other conditions to the making of the Advance requested hereby set forth in the Loan Agreement have been satisfied.

Definitions.  Terms defined in the Loan Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this       day of              , 20  .

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation

By:
Name:
Title:
(SEAL)

Exh. C-2

EXHIBIT D

FORM OF UNENCUMBERED ASSET POOL CERTIFICATE

UNENCUMBERED ASSET POOL  WORKSHEET

A.	Unencumbered Asset Pool Value: (i) (a) 60% of the Capitalized Value of the Unencumbered Assets Pool (excluding the Leased Assets) plus (b) the Leased Asset NOI Amount less (ii) all Unsecured Debt	$
B.

Consolidated Unsecured Debt Yield Coverage Ratio Test: (i) The maximum principal amount of the Advances which would not cause the Consolidated Unsecured Debt Yield to be less than 14% plus (ii) the Leased Asset NOI Amount

$
[See Attached Spreadsheet]
C.	Unencumbered Asset Pool Availability(1): Lesser of A or B	$

(1)              Provided that the Unencumbered Asset Pool Availability resulting from Eligible Real Estate Assets which are ground leases and/or Leased Assets shall not at any time exceed thirty percent (30%) of the Unencumbered Asset Pool Availability.

Exh. D-1

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Royal Bank of Canada, as Agent
20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Attention: Manager, Agency Services Group

Facsimile: (416) 842-4023

Ladies and Gentlemen:

Reference is made to the Amended and Restated Term Loan Agreement dated as of [           ], 2017 (as the same may hereafter be amended, the “Loan Agreement”) by and among CoreSite, L.P. (“Borrower”), Royal Bank of Canada for itself and as Agent and the other Lenders from time to time party thereto.  Terms defined in the Loan Agreement and not otherwise defined herein are used herein as defined in the Loan Agreement.

Pursuant to the Loan Agreement, REIT is furnishing to you herewith (or has most recently furnished to you) the consolidated financial statements of REIT for the fiscal period ended                 (the “Balance Sheet Date”).  Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position in all material respects of REIT at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of § 2.11(d), § 5.1(a), § 5.2(b), § 7.4(c), § 8.1, § 10.12 or § 11.3 of the Loan Agreement.  If this certificate is provided under a provision other than § 7.4(c), the calculations provided below are made using the consolidated financial statements of REIT as of the Balance Sheet Date adjusted in the best good faith estimate of REIT to give effect to the making of an Advance, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of REIT of its effects are set forth in reasonable detail in an attachment hereto.  The undersigned is an Authorized Officer or chief financial officer or chief accounting officer of Borrower.

The undersigned has no knowledge of any Default or Event of Default.  (Note:  If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

Exh. E-1

IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this       day of            , 20  .

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation

By:
Name:
Title:
(SEAL)

Exh. E-2

APPENDIX TO COMPLIANCE CERTIFICATE

Exh. E-3

WORKSHEET

GROSS ASSET VALUE

A.	Capitalized Value of all Stabilized Properties (other than the Leased Assets)	$
B.	Adjusted Net Income of the Leased Assets multiplied by eight	$
C.	Book Value of Development Properties and Construction In Process	$
D.	Book Value of Land Assets	$
E.	Aggregate of Unrestricted Cash and Cash Equivalents and Specified Restricted Cash and Cash Equivalents	$
F.	Pro rata share of Gross Asset Value attributable to such assets owned by Unconsolidated Affiliates	$
G.	Gross Asset Value equals sum of A plus B plus C plus D plus E plus F	$

Exh. E-4

EXHIBIT F

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated                     , by and between                              (“Assignor”), and                              (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Amended and Restated Term Loan Agreement, dated as of [      ], 2017, by and among CORESITE, L.P. (“Borrower”), the other lenders that are or may become a party thereto, and ROYAL BANK OF CANADA, individually and as Agent (the “Loan Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Loan Agreement and its rights with respect to the Commitment assigned and its Outstanding Advances with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.             Definitions.  Terms defined in the Loan Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.

2.             Assignment.

(a)           Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Note in the amount of $                representing a $                Commitment, and a corresponding interest in and to all of the other rights and obligations under the Loan Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Advances with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Loan Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.

(b)           Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Loan Agreement, which obligations shall include, but shall not be limited to, the obligation to make Advances to Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Loan Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”).

Exh. F-1

Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3.             Representations and Requests of Assignor.

(a)           Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Note is $            , and (iii) that it has forwarded to the Agent the Note held by Assignor.  Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Advances, the continued solvency of the Loan Parties or the continued existence, sufficiency or value of the Unencumbered Asset Pool or any assets of the Loan Parties which may be realized upon for the repayment of the Loan, or the performance or observance by the Loan Parties of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b)           Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Loan Agreement.

4.             Representations of Assignee.  Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Loan Agreement.  Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Advances, the Loan Documents, the creditworthiness of the Loan Parties and the value of the assets of the Loan Parties and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Loan Parties or REIT, (g) represents and warrants that Assignee is subject to control, regulation or examination by a state or federal regulatory agency, and (h) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower

Exh. F-2

and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes.  Assignee agrees that Borrower may rely on the representation contained in § 4(h).

5.             Payments to Assignor.  In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $             representing the aggregate principal amount outstanding of the Advances owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

6.             Payments by Assignor.  Assignor agrees to pay the Agent on the Assignment Date the registration fee required by § 18.2 of the Loan Agreement.

7.             Effectiveness.

(a)           The effective date for this Agreement shall be                 (the “Assignment Date”).  Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b)           Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Loan Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Loan Agreement.

(c)           Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d)           All outstanding LIBOR Rate Advances shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Advance.

8.             Notices.  Assignee specifies as its address for notices and its Lending Office for all assigned Advances, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Domestic Lending Office:	Same as above

Eurodollar Lending Office:	Same as above

Exh. F-3

9.             Payment Instructions.  All payments to Assignee under the Loan Agreement shall be made as provided in the Loan Agreement in accordance with the separate instructions delivered to Agent.

10.          Governing Law.  THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11.          Counterparts.  This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.          Amendments.  This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13.          Successors.  This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Loan Agreement.

[signatures on following page]

Exh. F-4

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

ROYAL BANK OF CANADA, as Agent

By:
Title:

Exh. F-5

EXHIBIT G

FORM OF CONVERSION/CONTINUATION REQUEST

Royal Bank of Canada, as Agent
20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Attention: Manager, Agency Services Group

Facsimile: (416) 842-4023

Ladies and Gentlemen:

Pursuant to the provisions of § 4.1 of the Amended and Restated Term Loan Agreement, dated as of [         ], 2017 (as the same may hereafter be amended, the “Loan Agreement”), among CoreSite, L.P. (“Borrower”), Royal Bank of Canada for itself and as Agent and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:

1.             Conversion/Continuation.  The undersigned Borrower hereby [irrevocably](2) requests a conversion or continuation of an outstanding Advance of the Loan under § 4.1 of the Loan Agreement, and in connection with that request sets forth below the information relating to such conversion or continuation (the “Proposed Advance”):

(a)           The Business Day of the Proposed Advance is              , 20  .

(b)           The Proposed Advance will be composed of [Base Rate Loans] [LIBOR Rate Loans].

(c)           The aggregate amount of the Advance to be converted or continued is $              and consists of [Base Rate Loans] [LIBOR Rate Loans].

(d)           The Proposed Advance consists of [a conversion to [Base Rate Loans] [LIBOR Rate Loans]] [a continuation of [Base Rate Loans] [LIBOR Rate Loans]].

(e)           [The Interest Period for each LIBOR Rate Loan made as part of the proposed Advance is [     month[s]].](3)

2.             Compliance.  The undersigned Authorized Officer of Borrower or REIT hereby, certifies, represents and agrees in his capacity as an officer of Borrower or REIT, as applicable, and not individually, that all conditions to the making of the conversion and/or continuation requested hereby set forth in the Loan Agreement have been satisfied.

3.             Definitions.  Terms defined in the Loan Agreement are used herein with the meanings so defined.

(2)  Please include only to extent conversion from Base Rate Advance to LIBOR Rate Advance.

(3)  Please include only to extent continued or converted loan will be LIBOR Rate Advance.

Exh. G-1

IN WITNESS WHEREOF, the undersigned has duly executed this request this       day of              , 20   .

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation

By:
Name:
Title:
(SEAL)

Exh. G-2